UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

STERIS CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STERIS CORPORATION

5960 Heisley Road ■ Mentor, Ohio 44060-1834 ■ USA

TO OUR SHAREHOLDERS:

The 2007 Annual Meeting of Shareholders of STERIS Corporation will be held at 9:00 a.m., Eastern Daylight-Saving Time, on Thursday, July 26, 2007, at the Renaissance Quail Hollow Resort, 11080 Concord-Hambden Road, Concord, Ohio, USA. At the Annual Meeting, shareholders will be asked to elect nine directors for terms expiring at the 2008 Annual Meeting, to approve certain amendments to the Company’s Amended and Restated Code of Regulations relating to a new NYSE requirement regarding uncertificated shares, and to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. Management also will report on fiscal year 2007 results. We urge you to attend the meeting and to vote FOR the nominees for director listed in the following Proxy Statement, FOR the amendments to the Amended and Restated Code of Regulations, and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

The formal notice of the Annual Meeting and the Proxy Statement containing information relative to the meeting follow this letter. We urge you to read the Proxy Statement carefully.

Please sign and return the enclosed proxy whether or not you plan to attend the Annual Meeting to assure your shares will be voted. If you do attend the Annual Meeting, and the Board of Directors hopes that you will, there will be an opportunity to revoke your proxy and to vote in person if you prefer.

Sincerely,

LES C. VINNEY

President and

Chief Executive Officer

JOHN P. WAREHAM

Chairman of the Board

STERIS CORPORATION

5960 Heisley Road ■ Mentor, Ohio 44060-1834 ■ USA

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

JULY 26, 2007

The Annual Meeting of Shareholders of STERIS Corporation (the “Company” or “STERIS”) will be held at 9:00 a.m., Eastern Daylight-Saving Time, on Thursday, July 26, 2007, at the Renaissance Quail Hollow Resort, 11080 Concord-Hambden Road, Concord, Ohio, USA, for the following purposes:

1.    To elect nine directors to serve until the Company’s 2008 Annual Meeting of Shareholders;

2.    To approve certain amendments to the Company’s Amended and Restated Code of Regulations relating to a new NYSE requirement regarding uncertificated shares;

3.    To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008; and

4.    To transact such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on June 1, 2007 as the record date for determining shareholders entitled to notice and to vote at the Annual Meeting and any adjournments.

The Company’s Annual Report to Shareholders for the year ended March 31, 2007 is being mailed to shareholders with the Proxy Statement for the Annual Meeting. The Proxy Statement accompanies this Notice.

By Order of the Board of Directors,

MARK D. MCGINLEY
Secretary

June 21, 2007

Please sign and return the enclosed proxy in the envelope provided for that purpose, whether or not you expect to be present at the Annual Meeting. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

Please Note: Attendance at the STERIS Corporation Annual Meeting is limited to STERIS Shareholders, members of their immediate families, or their formally designated representatives. Shareholders will be required to register and present appropriate picture identification in order to be admitted to the Annual Meeting. STERIS reserves the right to limit items brought to the Annual Meeting, including, without limitation, cameras, recording equipment, electronic devices, packages and other items, and to take other action for the proper, orderly and efficient conduct of the meeting.

General Information	1
Proxy Voting and Solicitation of Proxies	1
Cumulative Voting	1
Votes Required to Adopt Proposals	1
Purposes of Annual Meeting	2
Proposal 1 – Election of Directors	3
Nominees for Election as Directors	4
Proposal 2 – Approval of Amendments to Company’s Amended and Restated Code of Regulations	6
Summary Concerning Proposal 2	6
Proposal 3 – Ratification of the Appointment of Company’s Independent Registered Public Accounting Firm	7
Summary Concerning Proposal 3	7
Voting on Other Matters	7
Board of Directors Information	8
Board Meetings and Committees	8
Governance Generally	11
Governance Guidelines	13
Independent Registered Public Accounting Firm	15
Report of the Audit and Financial Policy Committee	16
Executive Compensation	17
Compensation Discussion and Analysis	17
Report of the Compensation and Corporate Governance Committee	22
Compensation and Corporate Governance Committee Interlocks and Insider Participation	23
Tabular and Other Executive Compensation Disclosure	23
Non-Employee Director Compensation	42
Description of Director Compensation for Fiscal 2007	42
Director Compensation Table for Fiscal 2007	42
Director Fee Breakdown for Fiscal 2007	43
Aggregate Equity Holdings by Non-employee Directors at March 31, 2007	44
Ownership of Voting Securities	44
5% Owners	44
Stock Ownership of Directors and Executive Officers	45
Summary of Equity Compensation Plans	46
Section 16(a) Beneficial Ownership Reporting Compliance	46
Shareholder Nominations of Directors and Nominee Criteria	47
Shareholder Proposals	49
Miscellaneous Matters	49
Annex A-1 Proposed New Article VII to the Company’s Amended and Restated Code of Regulations	A-1
Annex A-2 Blackline Version of Current Article VII of Company’s Amended and Restated Code of Regulations Showing Changes Made by Proposed New Article VII	A-2

i

STERIS CORPORATION

5960 Heisley Road

Mentor, Ohio 44060

440-354-2600

PROXY STATEMENT

Annual Meeting of Shareholders

July 26, 2007

9:00 a.m. (Eastern Daylight-Saving Time)

GENERAL INFORMATION

PROXY VOTING AND SOLICITATION OF PROXIES

This Proxy Statement was mailed on or about June 25, 2007, to the shareholders of STERIS Corporation (“STERIS” or the “Company”) of record as of the close of the stock transfer books on June 1, 2007. This Proxy Statement is provided in connection with the solicitation by the Board of Directors of the enclosed form of proxy for the 2007 Annual Meeting of Shareholders to be held at 9:00 a.m., Eastern Daylight-Saving Time, on Thursday, July 26, 2007, at the Renaissance Quail Hollow Resort, 11080 Concord-Hambden Road, Concord, Ohio, USA. Pursuant to the Ohio General Corporation Law, a shareholder may revoke a writing appointing a proxy by giving notice to the Company in writing or in open meeting, or by submitting a subsequent proxy. The cost of soliciting the proxies will be borne by the Company. In addition to solicitations by mail, the Company may solicit proxies in person, by telephone, fax, or e-mail. STERIS has engaged a professional proxy solicitation firm, Georgeson Inc. (“Georgeson”), to aid in the solicitation of proxies. The Company will pay Georgeson a fee of approximately $8,000 for its base shareholder meeting services, including facilitating the distribution of proxy materials to Broadridge Financial Solutions, Inc., brokers, banks and institutional holders. Additional shareholder meeting services may be contracted for additional fees.

CUMULATIVE VOTING

As of the record date set by the Board of Directors (June 1, 2007), the Company had 65,232,373 Common Shares outstanding and entitled to vote at the 2007 Annual Meeting, each of which is entitled to one vote. Under the Ohio General Corporation Law, the shares may be voted cumulatively in the election of directors if (a) notice in writing is given by a shareholder of record to the President, a Vice President, or the Secretary of the Company not less than 48 hours before the time fixed for holding the meeting that the shareholder desires the voting in the election to be cumulative and (b) an announcement of the giving of the notice is made upon the convening of the meeting by the Chairman or the Secretary or by or on behalf of the shareholder giving the notice. If cumulative voting is in effect, each shareholder will have the right to cumulate the shareholder’s votes and to give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are entitled, or the shareholder may distribute the shareholder’s votes on the same principle among two or more nominees. In the event of cumulative voting, unless contrary instructions are received, the persons named in the enclosed proxy will vote the shares represented by valid proxies on a cumulative basis for the election of the nominees listed on page 3, allocating the votes among the nominees in accordance with their discretion.

VOTES REQUIRED TO ADOPT PROPOSALS

Common Shares represented by properly executed proxies will be voted in accordance with the specifications made thereon. If no specification is made, proxies will be voted FOR the election of the nominees named in this Proxy Statement, FOR approval of the amendments to the Amended and Restated Code of Regulations, and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

Abstentions and broker non-votes are tabulated in determining the votes present at a meeting for purposes of determining a quorum. Director nominees receiving the greatest number of votes cast will be elected as directors provided a quorum is present at the meeting in person or by proxy. Accordingly, an abstention or a broker non-vote will have no effect with respect to the election of a director nominee. On any proposal requiring approval by a specified percentage of the Company’s Common Shares that are outstanding or that are present at the meeting, an abstention or a broker non-vote will have the same effect as a vote against approval of the proposal, as each abstention or broker non-vote will be one less vote for the proposal. An abstention or broker non-vote will have no effect on any proposal requiring only a majority of the votes cast as the abstention or broker non-vote will not be counted in determining the number of votes cast.

PURPOSES OF ANNUAL MEETING

The Annual Meeting has been called for the purposes of (1) electing nine directors to serve until the Company’s 2008 Annual Meeting of Shareholders, (2) approving certain amendments to the Company’s Amended and Restated Code of Regulations relating to a new NYSE requirement regarding uncertificated shares, (3) ratifying the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008 and (4) transacting such other business as may properly come before the meeting.

The persons named in the enclosed proxy have been selected by the Board of Directors and will vote shares represented by valid proxies. They have indicated that, unless otherwise specified in the proxy, they intend to vote to elect as directors the nine nominees listed on page 3, to approve certain amendments to the Company’s Amended and Restated Code of Regulations relating to a new NYSE requirement regarding uncertificated shares, and to ratify the appointment of Ernst & Young LLP.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Company’s Board of Directors (sometimes referred to as the “Board”) currently has eleven members. The Board has established the number of directors at nine, commencing with the 2007 Annual Meeting of Shareholders, and proxies cannot be voted for more than nine candidates for director. On April 25, 2007, the Board, upon recommendation of its Compensation and Corporate Governance Committee, unanimously nominated nine of the current directors for re-election to the Board at the Annual Meeting. Les C. Vinney, the Company’s President and Chief Executive Officer and currently a Director, is not standing for re-election, and Stephen R. Hardis, currently a Director and Chairman of the Audit and Financial Policy Committee, will reach the Board’s established general retirement age before the 2007 Annual Meeting of Shareholders and therefore is not standing for re-election. We thank Messrs. Hardis and Vinney for their thoughtful counsel and numerous contributions to the Board.

The directors elected at the Annual Meeting will hold office until the 2008 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Unless otherwise instructed, the persons named in the accompanying proxy form intend to vote the proxies held by them for the election of the nine nominees named below. The Board has no reason to believe that any of the nominees will be unable to serve as a director. In the event, however, of the death or unavailability of any nominee or nominees, a proxy with a vote for such nominee or nominees will be voted for such other person or persons as the Board may recommend unless the Board, in response to the death or unavailability, chooses to reduce the number of directors.

PROPOSAL 1: To elect Cynthia L. Feldmann, Jacqueline B. Kosecoff, Raymond A. Lancaster, Kevin M. McMullen, J. B. Richey, Mohsen M. Sohi, John P. Wareham, Loyal W. Wilson, and Michael B. Wood as directors for terms expiring at the 2008 Annual Meeting of Shareholders.

Ms. Feldmann, Drs. Kosecoff, Sohi and Wood and Messrs. Lancaster, McMullen, Richey, Wareham and Wilson were all last elected as directors by the shareholders at the 2006 Annual Meeting for terms expiring at the 2007 Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF CYNTHIA L. FELDMANN, JACQUELINE B. KOSECOFF, RAYMOND A. LANCASTER, KEVIN M. MCMULLEN, J. B. RICHEY, MOHSEN M. SOHI, JOHN P. WAREHAM, LOYAL W. WILSON AND MICHAEL B. WOOD.

NOMINEES FOR ELECTION AS DIRECTORS

As to all the nominees, the following provides their age, the year in which each became a director of the Company, their principal occupations and employment, and their directorships in companies having securities registered pursuant to the Securities Exchange Act of 1934.

Cynthia L. Feldmann, age 54, director since March 2005. Ms. Feldmann has served as President and Founder of Jetty Lane Associates, a consulting firm, since December 2005. Previously, Ms. Feldmann served as the Life Sciences Business Development Officer for the Boston law firm Palmer & Dodge, LLP from November 2003 to September 2005 and was with the global accounting firm, KPMG LLP, from July 1994 to September 2002, holding various leadership roles in the firm’s Medical Technology and Health Care & Life Sciences industry groups, including Partner, Northeast Regional Relationships. Prior to that, she spent 19 years with the accounting firm Coopers & Lybrand (now PricewaterhouseCoopers), ultimately as National Partner-in-Charge of its Life Sciences practice. Ms. Feldmann is a director of Hanger Orthopedic Group, Inc. and Hayes Lemmerz International, Inc.

Jacqueline B. Kosecoff, age 58, director since October 2003. Dr. Kosecoff has served as Chief Executive Officer of Ovations Pharmacy Solutions, a UnitedHealth Group Company, since December 2005. From July 2002 to December 2005, Dr. Kosecoff served as Executive Vice President, Specialty Companies, of PacifiCare Health Systems, Inc., one of the nation’s largest consumer health organizations. From 1998 to July 2002, Dr. Kosecoff was President and Founder of Protocare, Inc., a firm involved in the development and testing of drugs, devices, biopharmaceutical and nutritional products, and consulting and analytic services. Dr. Kosecoff is a director of Sealed Air Corporation.

Raymond A. Lancaster, age 61, director since 1988. Mr. Lancaster has served as Managing Director of South Franklin Street Partners (formerly known as Candlewood Partners, LLC), an investment banking firm specializing in employee stock ownership plans and restructurings, since 2002. During 2001, Mr. Lancaster was a self-employed consultant specializing in leveraged buyouts of manufacturing companies. From January 1995 to December 2000, Mr. Lancaster held the position of Managing Partner of Kirtland Capital Partners II L.P., a middle market leveraged buyout partnership.

Kevin M. McMullen, age 46, director since July 2000. Mr. McMullen is Chairman of the Board, Chief Executive Officer, and President of OMNOVA Solutions Inc., a major innovator of decorative and functional surfaces, emulsion polymers, and specialty chemicals. Mr. McMullen was Vice President of GenCorp Inc., a technology-based manufacturer with leading positions in the aerospace and defense, polymer products, and automotive industries, and President of GenCorp’s Decorative & Building Products business unit from September 1996 until GenCorp’s spin-off of OMNOVA in October 1999. Mr. McMullen was Vice President of OMNOVA and President of its Decorative & Building Products unit from September 1999 until January 2000, was President and Chief Operating Officer of OMNOVA from January to December 2000, became Chief Executive Officer and President of OMNOVA in December 2000, and became Chairman of the Board of OMNOVA in February 2001. Before joining GenCorp, Mr. McMullen held the position of General Manager of the Commercial & Industrial Lighting business of General Electric Corporation, a diversified services, technology, and manufacturing company, from 1993 to 1996.

J. B. Richey, age 70, director since 1987. Mr. Richey has been Senior Vice President of Invacare Corporation, a leading provider of home healthcare medical equipment, since 1984. Mr. Richey is a director of Invacare Corporation.

Mohsen M. Sohi, age 48, director since July 2005. Dr. Sohi has served as President and Chief Executive Officer of Freudenberg-NOK General Partnership, a joint venture between Freudenberg & Co. of Germany and NOK Corp. of Japan, since March 2003. Freudenberg-NOK is a supplier of sealing, noise and vibration control products to automotive and other industries. From January 2001 to March 2003, Dr. Sohi was with NCR Corporation, a leading global technology company, most recently as the Senior Vice President, Retail Solutions

Division. Before serving with NCR, Dr. Sohi spent more than 14 years at Honeywell International Inc. and its pre-merger constituent, Allied Signal, Inc., providers of aerospace, automation & control solutions, specialty materials and transportation systems, serving from July 2000 to January 2001 as President, Honeywell Electronic Materials. Dr. Sohi is a director of Hayes Lemmerz International, Inc. and Harris Stratex Networks, Inc.

John P. Wareham, age 65, director since November 2000. Mr. Wareham was appointed Chairman of the Board of Directors of STERIS in May 2005. In April 2005, Mr. Wareham retired as Chairman of the Board and Chief Executive Office of Beckman Coulter, Inc., a leading provider of laboratory systems and complementary products used in biomedical analysis. Mr. Wareham became Chief Executive Officer of Beckman Coulter in September 1998 and was named Chairman in February 1999. Prior to these appointments, Mr. Wareham served as President and Chief Operating Officer of Beckman Coulter, a position he assumed in 1993. Mr. Wareham is a director of Greatbatch, Inc. and ResMed Inc.

Loyal W. Wilson, age 59, director since 1987. Mr. Wilson has been a Managing Director of Primus Venture Partners, Inc., a private equity investment and management firm, since 1993. He has been a Managing Partner of Primus Venture Partners, L.P. since 1983.

Michael B. Wood, age 63, director since October 2004. Dr. Wood has served as a consultant physician at the Mayo Clinic in Jacksonville, Florida since August 2004, and also serves as a Professor of Orthopedics at the Mayo Clinic College of Medicine. Dr. Wood served from June 2004 to August 2004 as a staff orthopedic surgeon at Luther-Midelfort Clinic in Eau Claire, Wisconsin. Previously, Dr. Wood held positions of increasing responsibility within the Mayo Foundation, culminating in his service as President and Chief Executive Officer from January 1999 to February 2003 and President Emeritus until February 2004. The Mayo Foundation is a charitable, not-for-profit organization based in Rochester, Minnesota, and is the parent corporate entity of the Mayo Clinics in Minnesota, Florida and Arizona. Dr. Wood is a director of Cubist Pharmaceuticals, Inc.

PROPOSAL 2 – APPROVAL OF AMENDMENTS TO COMPANY’S AMENDED AND RESTATED CODE OF REGULATIONS

The Board of Directors has considered and recommends that STERIS’s shareholders approve certain amendments to the Company’s Amended and Restated Code of Regulations relating to a new New York Stock Exchange (“NYSE”) requirement that will become effective January 1, 2008 concerning uncertificated shares. The Board believes that the amendments are appropriate to make it clear that the Company may provide for uncertificated shares in conformity with the new NYSE requirement.

PROPOSAL 2: To amend and restate Article VII of the Company’s Amended and

Restated Code of Regulations.

The Board of Directors has considered and recommends that the shareholders approve the amendment and restatement of Article VII of the Company’s Amended and Restated Code of Regulations to add provisions relating to the NYSE requirements concerning uncertificated shares, including provisions making it clear that the Company may issue uncertificated shares and that such shares may be transferred. Beginning January 1, 2008, the NYSE is requiring that all listed companies allow for uncertificated shares. The existing Amended and Restated Code of Regulations does not specifically provide for uncertificated shares or the transfer thereof although uncertificated shares are allowed under Ohio law. The proposed amendments will expressly permit issuance of uncertificated shares and the transfer of such shares, on such terms as the Board deems appropriate. Shareholders will be entitled to hold their shares in certificated form if they prefer.

The foregoing summary of the proposed amendments is qualified in its entirety by reference to the amendments and is to be interpreted solely in accordance with the amendments contained in amended and restated Article VII of the Company’s Amended and Restated Code of Regulations. A copy of proposed amended and restated Article VII is attached to this Proxy Statement as Annex A-1. A copy of a blackline version of current Article VII showing the changes made by the proposed amendments is attached to this Proxy Statement as Annex A-2.

Approval of Proposal 2 will require the affirmative vote of the holders of a majority of the Common Shares represented in person or by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENTS TO THE STERIS CORPORATION AMENDED AND RESTATED CODE OF REGULATIONS.

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has been reappointed as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008 by the Audit and Financial Policy Committee of the Board. The Board recommends ratification of this appointment by the shareholders.

PROPOSAL 3: To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008.

Approval of Proposal 3 will require the affirmative vote of the holders of a majority of the Common Shares represented in person or by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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UNLESS OTHERWISE SPECIFIED, THE PROXY HOLDERS WILL VOTE FOR PROPOSALS 1, 2 AND 3.

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VOTING ON OTHER MATTERS

The Company has no knowledge of any other matters to be presented for vote to the shareholders at the Annual Meeting. In the event other matters do properly come before the meeting, the persons named in the proxy will vote in accordance with their judgment on such matters.

BOARD OF DIRECTORS INFORMATION

BOARD MEETINGS AND COMMITTEES

The Company’s Board of Directors met eleven times during the fiscal year ended March 31, 2007. The Board of Directors has established three standing committees of the Board – the Audit and Financial Policy Committee, the Compensation and Corporate Governance Committee, and the Compliance Committee. Each committee has adopted a written charter that may be found on the Company’s website at www.steris-ir.com. A copy of each charter will also be made available upon a request sent to the Company’s Secretary. The Board also has authorized and established temporary Transition and Search Committees to facilitate and assist with the transition of responsibilities from, and search for a replacement for, the Company’s President and Chief Executive Officer.

Audit and Financial Policy Committee

Ms. Feldmann and Messrs. Hardis (who is retiring from the STERIS Board at the 2007 Annual Meeting of Shareholders) and Wilson are the current members of the Audit and Financial Policy Committee (sometimes referred to as the “Audit Committee”). The Audit and Financial Policy Committee provides oversight relating to the Company’s financial statements and financial reporting process, its systems of internal accounting and financial controls, the internal audit process, the annual independent audit process of the Company’s annual financial statements, and the Company’s investment and financial policies and related matters. SEC rules provide that only a person who meets certain independence criteria may serve on the audit committee of a public company. The Board has determined that Ms. Feldmann and Messrs. Hardis and Wilson each meet those independence criteria for audit committee members and that all such members also are independent within the meaning of the NYSE listing standards. The Board also has determined that Ms. Feldmann and Messrs. Hardis and Wilson are each financially literate within the meaning of the NYSE listing standards. The Board has further determined that Mr. Hardis satisfies the definition of audit committee financial expert under the Securities Exchange Act of 1934 Act. The Audit and Financial Policy Committee met eight times during the last fiscal year. A copy of the Audit and Financial Policy Committee’s charter may be found on the Company’s website at www.steris-ir.com. A copy will also be made available upon a request sent to the Company’s Secretary.

Compensation and Corporate Governance Committee

Messrs. McMullen, Lancaster and Wareham and Dr. Sohi are the current members of the Compensation and Corporate Governance Committee (sometimes referred to as the “Compensation Committee”). The Compensation and Corporate Governance Committee is responsible for the Company’s general compensation philosophy for senior management, including approval of the compensation of the President and Chief Executive Officer and elements of other senior management compensation. The Compensation Committee’s approval is required for annual equity grants to the named executive officers under the Company’s 2006 Long-Term Equity Incentive Plan and annual performance bonus payments under the Company’s Management Incentive Compensation Plan and Senior Executive Management Incentive Compensation Plan. In making these decisions, the Compensation Committee considers the recommendations of the President and Chief Executive Officer and the Committee’s compensation consultant. The Compensation Committee also is responsible for the Company’s compensation philosophy for the directors, reviews director compensation in relation to certain other companies, and discusses this review with and makes recommendations to the Board. The Compensation Committee is authorized to and has regularly retained compensation consultants and other advisors to assist with the discharge of its responsibilities. A more detailed description of this process is located under “Executive Compensation – Compensation Discussion and Analysis,” beginning at page 17.

In addition, the Compensation Committee makes recommendations to the Board of Directors concerning the composition, structure and operation of the Board and Board nominee recommendations, in this respect performing nominating committee functions. Finally, it develops and recommends to the Board corporate governance principles for the Company and oversees the process for evaluation of the Board and senior management. All members of the Compensation Committee are independent, within the meaning of the NYSE listing standards, and have no interlocking relationships with the Company, within the meaning of SEC rules. The Compensation and Corporate Governance Committee met five times during the last fiscal year. A copy of the Compensation and Corporate Governance Committee’s charter may be found on the Company’s website at www.steris-ir.com. A copy will also be made available upon a request sent to the Company’s Secretary.

Compliance Committee

Mr. Richey and Drs. Kosecoff and Wood are the current members of the Compliance Committee. The Compliance Committee provides oversight relating to the Company’s legal and regulatory matters, compliance with applicable laws and regulations, and the development and implementation of compliance programs and policies. The Compliance Committee met four times during the last fiscal year. A copy of the Compliance Committee’s charter may be found on the Company’s website at www.steris-ir.com. A copy will also be made available upon a request sent to the Company’s Secretary.

Transition Committee

Messrs. Wareham, Wilson, Lancaster and Dr. Sohi are the current members of the Transition Committee. The Transition Committee is responsible for facilitating and assisting with the transition of responsibilities from the Company’s President and Chief Executive Officer to his successor. The Transition Committee met twenty times during fiscal 2007.

Search Committee

Messrs. Wareham, Lancaster and Hardis and Dr. Kosecoff are the current members of the Search Committee. The Search Committee is responsible for facilitating and assisting in the search for a new President and Chief Executive Officer. The Search Committee met five times during fiscal 2007.

Meetings

Each director attended more than 75% of the aggregate of all meetings of the Board of Directors and the committees on which he or she served while in office during the last fiscal year.

Summary Table of Meetings

The following table summarizes the current membership of the Board and of each of its Committees, as well as the number of times the Board and each Committee met during fiscal 2007.

(1)	Dr. Sohi was requested to join the Transition Committee in October 2006.

GOVERNANCE GENERALLY

The Company’s business is managed by its employees under the oversight of the Board of Directors. Except for Mr. Vinney, none of the Board members was an employee of the Company during fiscal 2007. The Board limits membership of the Audit and Financial Policy Committee and Compensation and Corporate Governance Committee to persons determined to be independent non-management directors.

The Board of Directors has established Governance Guidelines that, along with the charters of the Board committees, the Company’s Code of Business Conduct for Employees and the Director Code of Ethics, provide the framework for the governance of the Company. Our Governance Guidelines, Code of Business Conduct for Employees, Director Code of Ethics, Board Committee charters and other corporate governance information are available on the Corporate Governance page under the Investors Relations section of the Company’s website at www.steris-ir.com. Any shareholder also may request these items in print, without charge, by contacting the Corporate Secretary at STERIS Corporation, 5960 Heisley Road, Mentor, Ohio 44060.

The Board of Directors has charged the Compensation and Corporate Governance Committee with helping the Company to remain in the forefront of good corporate governance. The Compensation and Corporate Governance Committee is responsible for periodically reviewing and making recommendations to the Board of Directors in connection with the Company’s governance principles and practices.

Independence Standards

The Board believes that independent directors must comprise a substantial majority of the Board. It is expected that at least two-thirds of the Board should be independent. Under our Governance Guidelines, an independent director is one who meets the definition of independence as defined by NYSE listing requirements. A director will not be considered independent if he or she has a material relationship with the Company. Generally, the Board will not consider a director to be independent under the following circumstances:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company;

•

The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(a) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another entity where any of the Company’s present executive officers at the same time serves or served on that entity’s compensation committee;

•

The director is a current employee, or an immediate family member is a current executive officer, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent of such entity’s consolidated gross revenues; or

•

The director is an executive officer of a charitable organization and, within the last three years, the Company’s charitable contributions in any year to the organization (exclusive of gift-match payments) exceed the greater of $1 million or 2% of the organization’s consolidated gross revenues.

Based upon the foregoing criteria, the Board of Directors has determined that the following directors are independent: Cynthia L. Feldmann, Stephen R. Hardis, Jacqueline B. Kosecoff, Raymond A. Lancaster, Kevin M. McMullen, J. B. Richey, Mohsen M. Sohi, John P. Wareham, Loyal W. Wilson, and Michael B. Wood.

Related Person Transactions

Since the beginning of fiscal 2007, the Company has not been a participant in, and there are not currently proposed, any related person transactions (within the meaning of, and required to be disclosed under, Item 404(a) of Regulation S-K). The Company has not adopted a related person transactions policy.

However, the Company’s Director Code of Ethics provides that STERIS directors may not receive any loans, consulting fees, or other material personal profit or benefit in connection with any transaction involving STERIS, other than compensation and expense payments or committee fees as a director (or in the case of a director employed by the Company, compensation as an employee), as approved by the full Board. Other than such payments, a director must disclose to the Company’s General Counsel any transaction, or proposed transaction, between a STERIS entity and the director, a member of the director’s immediate family, or a business the director or an immediate family member owns, controls, or has a substantial interest in. STERIS directors also may not have a personal or family financial interest in any STERIS supplier, customer, consultant, reseller or competitor that has a reasonable potential for causing a conflict of interest or divided loyalty, or resulting in material personal gain.

Also, the Company’s Code of Business Conduct for Employees requires that relationships with third parties, as well as all business decisions, be based on what is required by law and in the best interests of STERIS, and not be motivated or influenced by personal considerations. This Code also provides that employees should discuss with their supervisor or the STERIS Legal Department any activity that might create a conflict of interest, including personal financial interests that might reasonably affect their business judgment on behalf of the Company.

The Company’s Conflicts of Interest Policy also contains prohibitions with respect to conflicts of interest or transactions involving personal financial gain.

GOVERNANCE GUIDELINES

The Board’s Governance Guidelines are described in various portions of this Proxy Statement, including this Section. A complete copy of the Governance Guidelines may be found at the Company’s website at www.steris-ir.com.

Director Retirement

Unless otherwise approved by the Board, a director is expected to retire from the Board at the first Shareholders’ Meeting following the director’s 72nd birthday.

Annual Meeting of Shareholders

The Board of Directors encourages all of its members to attend the Annual Meeting of Shareholders. All of the Company’s current directors were present at the Company’s 2006 Annual Meeting of Shareholders.

Executive Sessions

The independent directors of the Board will meet separately as a group at least every other regularly scheduled Board meeting. The Chairman or Lead Director (if the Chairman is not independent) will assume the chair of the meetings of independent directors and assume such further tasks as set forth in the Governance Guidelines and as the independent directors may determine from time to time. As indicated under “Independence Standards” above, the current Chairman has been determined to be independent.

Authority

Each member of the Board has complete and open access to the Company’s management. Board members are expected to use their judgment so as to not distract the Company’s management from the day-to-day operation of the Company. The Board and each committee have the authority to obtain advice, reports or opinions from internal and external counsel and expert advisors and have the power to hire independent legal, finance and other advisors as they may deem necessary, without consulting with, or obtaining approval from, any officer of the Company in advance.

Board and Committee Evaluations

The Board also has imposed upon itself a requirement to conduct an annual self-evaluation to assess the effectiveness of the Board. The Chairman (or Lead Director, if the Chairman is not independent) will coordinate the Board self-evaluation and the results thereof will be discussed with the full Board. The purpose of these self-evaluations is to increase the effectiveness of the Board and each committee, as well as their individual members. Changes in Board compensation, if any, are to be evaluated and recommended by the Compensation and Corporate Governance Committee, but with the concurrence of the full Board.

New Director Orientation

All new directors will be provided an orientation to acquaint them with the Company’s business, strategies, long-range plans, financial statements, the Governance Guidelines, and the Director Code of Ethics. The orientation may also introduce new directors to the Company’s senior management, its internal auditor, and its independent auditor. In addition, from time to time, directors will receive information and updates on legal and regulatory changes that affect the Company, its employees and the operation of the Board. The Compensation and Corporate Governance Committee will from time to time make other recommendations regarding further educational opportunities for directors.

Attendance at Meetings

In order to effectively oversee the management of the Company, all directors are expected to attend Board meetings and meetings of committees of which they are members. In discharging this oversight obligation, directors may reasonably rely on the integrity of the Company’s management and independent auditor. Directors who attend less than 75% of Board meetings and meetings of committees of which they are members for two consecutive years will be subject to assessment by the Board to determine continued eligibility for directorship.

Shareholder Communications

The Company’s shareholders and other interested parties may communicate with the Board of Directors as a group, with the non-management directors as a group, or with any individual director by sending written communications to STERIS Corporation, 5960 Heisley Road, Mentor, Ohio 44060-1834, Attention: Secretary. Complaints regarding accounting, internal accounting controls, or auditing matters will be forwarded directly to the chairman of the Audit and Financial Policy Committee. All other communications will be provided to the individual directors or group of directors to whom they are addressed. Communications that are considered to be improper for submission to the intended recipients will not be provided to the directors. Examples of communications that would be considered improper for submission include, without limitation, solicitations, routine customer matters, communications that do not relate, directly or indirectly, to the business of the Company and/or its subsidiaries, and communications that relate to improper or irrelevant topics.

Ethics Phoneline

Employees have been instructed that if they have any questions or concerns about compliance with the Company’s Policies, or applicable laws and principles as outlined in the STERIS Code of Business Conduct, or are unsure of the “right thing” to do, they should talk with their supervisor, their local or Corporate Human Resources department personnel, STERIS’s Director of Internal Audit or the STERIS Legal Department, or call the STERIS Ethics Line.

The STERIS Ethics Line does not replace other communication channels already in place. However, if Company employees have an issue regarding an ethics or compliance related matter, or have observed something that seems to be a violation of the Company’s Policies, and they feel they cannot communicate effectively using existing internal Company channels, they are instructed by the Code of Business Conduct to call the STERIS Ethics Line. Reports on the STERIS Ethics Line may be made anonymously and without reprisals for matters reported in good faith.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has been appointed as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008, by the Audit and Financial Policy Committee of the Board of Directors. A representative of Ernst & Young LLP is expected to be present at the 2007 Annual Meeting with an opportunity to make a statement if so desired and to answer appropriate questions with respect to that firm’s audit of the Company’s financial statements and records for the fiscal year ended March 31, 2007.

The Audit and Financial Policy Committee has adopted policies and procedures which are intended to control the services provided by Ernst & Young LLP and to monitor their continuing independence. Under these policies, the Audit and Financial Policy Committee must pre-approve all services performed by Ernst & Young LLP. In addition, the Audit and Financial Policy Committee may delegate authority to grant certain pre-approvals to a member of the Committee. Pre-approvals granted by a member of the Committee are reported to the full Audit and Financial Policy Committee at its next regularly scheduled meeting.

The aggregate fees billed for professional services by Ernst & Young LLP for the fiscal years ended March 31, 2007 and March 31, 2006 were:

	Years Ended March 31,
Type of Fees	2007	2006
	(in thousands)
Audit Fees	$2,264	$2,354
Audit-Related Fees	92	83
Tax Fees	210	41
Total	$2,566	$2,478

All of the services provided by Ernst & Young LLP were pre-approved in accordance with the Audit and Financial Policy Committee’s pre-approval policies and procedures described above. In the above table, “Audit Fees” are fees paid to Ernst & Young LLP for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K and review of financial statements included in Form 10-Qs, for the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material aspects, for the attestation of management’s report on the effectiveness of internal control over financial reporting, and for services that are provided by the accountant in connection with statutory audits; “Audit-Related Fees” include fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, benefit plan audits and advisory services; “Tax Fees” include fees for tax compliance, tax advice and tax planning.

REPORT OF THE AUDIT AND FINANCIAL POLICY COMMITTEE

The Board of Directors of the Company has adopted a written Audit and Financial Policy Committee charter. The Audit and Financial Policy Committee has been established in accordance with the Securities Exchange Act of 1934. Based on the review and determination of the Board, members of the Audit and Financial Policy Committee meet the financial literacy and independence criteria to serve on the audit committee of a public company.

The Audit and Financial Policy Committee has reviewed and discussed with the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm, the audited financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007. The Audit and Financial Policy Committee has also discussed with the Company’s independent registered public accounting firm the matters required to be discussed pursuant to SAS No. 61, as amended (Codification of Statements on Auditing Standards, Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit and Financial Policy Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (titled “Independence Discussions with Audit Committees”), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with Ernst & Young LLP their independence. The Audit and Financial Policy Committee has also concluded that Ernst & Young LLP’s provision of non-audit services to the Company is compatible with their independence.

Based on the review and discussions referred to above, the Audit and Financial Policy Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 filed with the Securities and Exchange Commission.

Audit and Financial Policy Committee of the Board of Directors

Stephen R. Hardis – Chairman

Cynthia L. Feldmann

Loyal W. Wilson

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation and Corporate Governance Committee Overview

The Compensation and Corporate Governance Committee of the STERIS Board of Directors, which we refer to throughout this Compensation Discussion and Analysis as the “Committee”, is currently comprised of four members, each of whom satisfies the independence standards of the rules of the New York Stock Exchange. The Committee is responsible for approving the compensation of the President and Chief Executive Officer, or CEO, elements of senior management compensation, and our general compensation philosophy. The Committee also approves annual equity grants under our equity incentive compensation plan for eligible employees, as well as the maximum amount payable under our annual cash bonus plans, based upon performance criteria established by the Committee under the cash bonus plans. The Committee is authorized to, and regularly has, retained compensation consultants and other advisors to assist with the discharge of its responsibilities.

General Compensation Philosophy

Our management compensation programs are designed to support and promote the achievement of STERIS’s goals and objectives by helping us recruit and retain executive talent required to successfully manage our business. Our management compensation programs seek to align management performance with the goals and objectives of the business by balancing and providing incentives for annual financial performance as well as the generation of long-term value, growth and profitability. Therefore, management compensation is generally structured to provide a significant portion of the compensation opportunity related to the long-term performance of STERIS stock, as well as business performance and other factors that influence shareholder value.

The Committee believes that it must maintain flexibility in establishing compensation practices to allow it to address compensation trends, competitive issues, business needs and special situations that will be encountered in the recruitment, retention, and promotion of employees. Therefore, the compensation practices approved by the Committee will likely vary from year to year and from person to person, depending on the particular circumstances.

Process for Determining Senior Management Compensation

Senior management compensation is generally reviewed and established on an annual basis by the Committee. The Company’s fiscal year ends on March 31. Therefore, the Committee typically meets in March (the end of the fiscal year) to begin the compensation assessment and review process, and again in April (the beginning of the fiscal year) to establish bonus payments for the recently completed fiscal year, and finalize salaries and set bonus criteria for the new fiscal year.

The Committee’s compensation consultant, which has been Towers Perrin since 2003, assists with the annual compensation reviews, providing historical and prospective views regarding total compensation for the CEO and the other executive officers. The compensation consultant reports to the Committee and is charged with providing the Committee competitive pay data and compensation analysis, trends and recommendations. Base salaries, cash bonus levels, equity compensation, and total compensation of senior management are examined against data from multiple general industry pay surveys developed and provided by the compensation consultant. The Committee generally targets base salaries, cash bonuses and total compensation within a range of 25% around the midpoint of those components. Factors also included in the process of assessing and determining senior management compensation are individual and team performance, scope of responsibilities and accountability, and comparison with compensation of our other senior managers. The CEO also provides recommendations to the Committee for compensation adjustments for the other executive officers.

Principal Components of Compensation for Named Executive Officers

For the CEO and the other named executive officers, our compensation program is designed to recruit and retain management and align compensation with Company performance on both an annual and longer-term basis. Based on this general compensation philosophy, the Committee has established compensation for our named executive officers consisting of the following principal components:

•	base salary;

•	annual incentive compensation (cash bonus);

•	long-term equity incentive compensation (generally, stock options, restricted shares, restricted stock units, and other equity incentives); and

•	benefits and perquisites.

Base Salary:

Base salary for the CEO and other named executive officers is considered a basic component of executive compensation which is necessary to recruit and retain senior management. In addition, base salary is intended to support compensation practices that are competitive among medical device, hospital supply, pharmaceutical, and other industrial companies which we draw from and compete with for executive talent.

Although the payment of base salary is not directly tied to achievement of certain pre-established financial goals, the Committee considers a number of factors in determining base salary, including the past year’s performance, base salaries paid by comparable medical device and other industrial companies, the complexity and responsibility of the executive’s position, the executive’s overall experience and achievements against objectives, as well as the continued employment of the named executive officers. The Committee believes that the target salary for our executive positions should generally be at the median base salary of similar positions based on the survey data provided by the compensation consultant. While the median serves as a target, other factors such as experience, time in position, complexity of functions, competitive environment, special skills and past performance are also considered. The Committee believes that salaries for executives with significant experience and strong past performance should not generally exceed the 75th percentile for similar positions of industrial companies based on survey data.

To help assess the base salary of our executive officers, each year the Committee and its compensation consultant review market data for the CEO and other executive officers, including the named executive officers. This analysis includes the compensation consultant’s review of proxy data from similar industrial companies, information derived from multiple surveys, and other executive compensation data maintained by the compensation consultant. The Committee evaluates this data as well as other compensation trends and internal and external factors to develop a target base salary for each executive position.

Based on its consideration, information from the compensation consultant, and recommendations of the CEO with respect to compensation adjustments for the other named executive officers, the Committee uses its judgment to determine the appropriate salary level for the CEO and compensation ranges for each other executive officer. The Board of Directors then reviews and, if accepted by the Board, ratifies, the salary actions of the Committee.

With respect to the CEO, Mr. Vinney’s annual base salary rate of $726,000 was established by the Committee effective July 1, 2006, and represented approximately a 2% increase from his prior base salary. The Committee approved, and the Company entered into, an employment agreement with Mr. Vinney dated September 7, 2006, which continued this base salary rate through June 1, 2007. The Committee approved, and the Company entered into, a new employment agreement with Mr. Vinney dated May 7, 2007, which superseded the prior agreement and provided an annual base salary rate for Mr. Vinney of $750,000 commencing June 1, 2007, representing an increase of approximately 3.3% from the prior base salary. With respect to these employment agreements, the

Committee and the Board considered Mr. Vinney’s leadership of the Company and his importance to the ongoing success of the business during the successor CEO search and transition period.

Annual Incentive Compensation (cash bonus):

Annual incentive compensation for executive officers is cash-based and is determined by the annual financial performance of the Company, the officer’s business segment performance, or a combination thereof, and the officer’s individual performance against objectives. Our annual incentive compensation is intended to reward past performance when financial objectives are achieved and motivate and retain qualified individuals who have the opportunity to influence future results and enhance shareholder value. This element of compensation is designed to provide competitive awards when financial objectives are achieved or exceeded, or a reduced award or no awards when the objectives are not achieved.

Annual incentive compensation is generally based on a weighted formula considering financial targets. An individual’s annual incentive compensation target under our Management Incentive Compensation Plan or Senior Executive Management Incentive Compensation Plan, which we refer to collectively in this Compensation Discussion and Analysis as the Plans, is expressed as a percentage of salary, with the incentive compensation opportunity increasing with the level of responsibility. The target bonus for our CEO was 100% of annual base salary based on performance against financial objectives, and could range from 0% to 175% of annual base salary based on performance against financial objectives, with the Committee having discretion to reduce the CEO’s bonus based upon performance against individual objectives. For fiscal year 2007, the Committee did not exercise its discretion to reduce the CEO’s bonus. For other executive officers, the target bonus is 35% to 60% of their annual base salary and annual incentive payments can range from 0% to 175% of target, based on the level of performance against the financial and individual objectives. This method of calculation is reviewed annually with the compensation consultant and compared to the compensation consultant’s survey data.

The payout percentages are based on the financial metrics established by the Committee for the fiscal year. Each year, the Committee and the Board evaluate our annual operating plan and strategic plan to consider financial metrics important to shareholder value and designed to support the overall strength and success of the business. After consideration of the recommendation of the compensation consultant and management, certain financial metrics are identified (typically three) and approved by the Committee. For fiscal year 2007, the Committee determined that revenue, operating income (calculated before deduction for interest and income taxes) and free cash flow were the appropriate criteria to be used for consideration of annual incentive compensation, adjusted to exclude the effect of amounts related to various special items that management and the Committee considered not representative of ongoing operations, including impairment and restructuring charges, gains or losses on sales of assets outside the ordinary course of business, gain or loss on sales or divestiture of a subsidiary, costs associated with divestiture or discontinued operations, and acquisition and other related and special costs. Those criteria were also approved and applied in fiscal years 2005 and 2006, again with certain adjustments. The Committee assigned weighting to the plan criteria, reflecting the Committee’s emphasis on the respective components of financial performance for fiscal year 2007. The criteria was weighted as follows: revenue growth – 35%; free cash flow – 15%; operating income (EBIT) – 50%.

For fiscal year 2007, the metrics for calculation of potential payout under the Plans were approved by the Committee and ratified by the Board at their April 2006 meetings, and required a minimum adjusted EBIT of $111 million before any payment would be made under the Plans. After the conclusion of fiscal year 2007, the Board and the Committee assessed the achievement of performance for determining payment under the Plans. This assessment resulted in the following incentive compensation determination for fiscal 2007:

•	CEO – 61.1% performance against target, resulting in the payment of $443,586;

•

Seven (7) executive officers – 45.7% to 92.6% performance against targets, reflecting adjustments for the officer’s business segment performance and the officer’s performance against objectives, resulting in an aggregate payment of $668,500; and

•	569 other eligible employees – 74.6% performance against targets, resulting in an aggregate payment not to exceed $7,036,472 to those 569 employees.

Therefore, the maximum total incentive compensation payments approved for distribution to eligible employees under the Plans for fiscal year 2007 was of $8,148,558, including the payment to the CEO.

Long-Term Equity Incentive Compensation

Equity incentives are considered necessary to attract and retain outstanding key employees critical to the continuing, long-term success of STERIS, as well as providing key employees a significant identity and alignment of interest with STERIS shareholders. The Committee views nonqualified stock option and restricted share grants as a critical and direct link between management and shareholders. All value earned through stock options is dependent upon an increase in the value of our stock price. All STERIS equity compensation plans have provided that stock options may not be granted at less than 100% of fair market value on the grant date and that options may not be repriced.

Prior to fiscal year 2007, equity incentive awards have generally been limited to stock options; stock appreciation rights, restricted stock units and performance units were not granted and restricted shares were awarded only in very limited circumstances. In fiscal year 2006, the Board determined to seek approval to expand the types and forms of equity compensation and proposed the STERIS Corporation 2006 Long-Term Equity Incentive Plan, or the 2006 Plan, for the approval of shareholders. The 2006 Plan was approved by shareholders in July 2006.

Long-term equity incentive awards are now made pursuant to the 2006 Plan. The 2006 Plan is administered by the Committee and provides for a variety of equity-based incentive compensation such as stock options, stock appreciation rights, restricted stock units, restricted stock and performance units. The Committee believes the 2006 Plan provides flexibility to better design long-term equity compensation consistent with the long-term success of the Company and the interest of shareholders. Prior to fiscal year 2007, stock option grants to eligible employees have typically been made at the April meeting of the Board or Committee (the first meeting of the new fiscal year), with the option price being the closing price of the stock on the date the Board or Committee meets and approves the grant. (The dates of the regular Board and Committee meetings are usually set six to twelve months in advance.) In fiscal year 2007, the Committee determined to defer equity grants until after the shareholders voted on the 2006 Plan to provide the Committee with more flexibility in the form of equity compensation, if the 2006 Plan was approved.

With the approval of the 2006 Plan, these additional forms of equity-based compensation were able to be included in the mix of compensation to the named executive officers and other eligible employees. The Committee, with the assistance of the compensation consultant, decided to include restricted stock in the mix of long-term equity incentives to executive officers and reduce the number of stock options typically granted, reflecting an increasing trend in equity compensation awards. As to the level of equity incentives, the Committee generally considers the recommendation of the CEO (other than for himself), the consultant’s data regarding competitive trends and practices, the salary and level within the Company, and the Committee’s own evaluation of the performance of named executive officers, since the Committee members have an opportunity to observe their performance and have available information on the level of past awards. The Committee ultimately decides the level of long-term compensation granted to each named executive officer.

For fiscal year 2007, the grant of stock options and restricted shares were approved on September 7, 2006. As discussed above, the Committee determined to delay the grant because the 2006 Plan was being presented for a vote of shareholders at the Company’s annual meeting on July 26, 2006. The grant in fiscal 2007 was also delayed because the Company’s Board of Directors was in discussion with the CEO regarding his transition and ultimate retirement. On August 29, 2006, the Committee met and recommended the approval of certain grants of stock options and restricted shares to senior managers and other employees. On September 7, 2006, the Board of Directors met and approved the grants recommended by the Committee, and, established the option exercise price at the higher of the closing price of the Company’s common stock on the NYSE on September 7, 2006 or September 12, 2006. The Company announced the transition and retirement of the CEO on September 11, 2006 and established this alternative grant date to avoid potential impact on the price of the options from this unusual event involving CEO transition.

With respect to the CEO, Mr. Vinney was granted an option to purchase 62,500 Common Shares and restricted stock units for 20,850 Common Shares pursuant to his employment agreement approved by the Board and entered into September 7, 2006. With respect to his employment agreement approved by the Board and dated May 7, 2007, Mr. Vinney was granted restricted stock units for 30,000 Common Shares, again reflecting the Committee’s and the Board’s consideration of Mr. Vinney’s leadership of the Company and his importance to the ongoing success of the business during the successor CEO search and transition period.

Benefit and Perquisite Programs

Our executive officers, including all of the named executive officers, are eligible to participate in a number of benefit programs, including health, disability and life insurance programs and a qualified 401(k) plan. Our executive officers may also participate in other benefit programs including a nonqualified deferred compensation program and management continuity (change in control) agreements.

The perquisites provided to a limited number of senior managers include tax return preparation and financial planning and car allowances. The Committee has approved limited personal use of Company aircraft by the CEO, which is also included in the CEO’s compensation pursuant to IRS regulations. During fiscal year 2007, the CEO had no personal use of corporate aircraft. These perquisites are designed to create a reasonably competitive compensation program. However, the Committee believes the type and amounts of these perquisites are quite limited compared to those provided by other companies.

Stock Ownership Guidelines

The Committee approves stock ownership guidelines to help further align the interests of the senior management with those of the shareholders. Senior managers (including the named executive officers) are encouraged to maintain a significant equity interest in the Company through ownership of stock that they acquire either with their own funds or through certain long-term incentive awards. The Committee believes that stock ownership may help create economic alignment with shareholders and is a factor in motivating them to enhance shareholder value. The following table outlines the number of Common Shares expected to be owned at various positions within the Company:

Position	Share Level
CEO	120,000
Senior Vice Presidents	15,000
Corporate Vice Presidents	7,500

The following share types are included under these guidelines:

•	Shares purchased outright;

•	Shares acquired from exercised stock options (vested or unvested unexercised stock options do not count toward share ownership);

•	Restricted shares that have vested; and/or

•	Shares purchased through the STERIS 401(k) plan.

Once the specified position has been achieved, a five-year period has been established to attain the applicable share ownership level. A steady increase in share ownership over the five-year period is encouraged.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the company’s chief executive officer or any of the named executive officers. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based” as defined in Section 162(m). The Committee believes that it is generally in our interest to structure compensation to come within the deductibility limits set in Section 162(m) of the Internal Revenue Code. The Committee also believes, however, that it must maintain the flexibility to take actions which it deems to be in the best interests of the Company but which may not qualify for tax deductibility under Section 162(m).

Agreements Regarding Named Executive Officer Compensation

The Committee reviews and approves, or makes recommendations to the Board to approve, any agreements with the named executive officers relating to compensation or separation payments. There are a limited number of agreements regarding compensation with senior management, including an employment agreement with Mr. Vinney and a retention agreement with Dr. Burke, as described in pages 32 through 34 below, as well as a letter agreement with Mr. Tokich. The Committee believes that agreements regarding senior management compensation are generally limited to special circumstances. Mr. Vinney’s agreement relates to his ongoing leadership during the successor CEO search and transition process, Dr. Burke’s agreement relates to the need for his special knowledge and skills as Chief Technology Officer, and Mr. Tokich’s letter agreement relates to his performance and assistance during the transition process involving the Company’s Chief Financial Officer.

Other agreements with the named executive officers provide for possible payments due to a manager’s separation from the Company arising from a change of control event. The Committee believes these agreements will help protect shareholder value by preserving the continuity of management and encouraging management’s continued attention and dedication in the event of potentially disruptive circumstances involving a change of control (e.g., the sale of the Company). These agreements do not pay any amount unless the employee is terminated or leaves the Company due to specific circumstances within a defined period of time after a “change of control” event. Further discussion regarding these agreements begins on page 31.

REPORT OF THE COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE

The Compensation and Corporate Governance Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation and Corporate Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007.

Compensation and Corporate Governance Committee of the Board of Directors

Kevin M. McMullen – Chairman

John P. Wareham

Raymond A. Lancaster

Dr. Mohsen M. Sohi

COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Board who served on the Compensation and Corporate Governance Committee during fiscal 2007 was ever an officer or employee of the Company or of any of its subsidiaries or had any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K.

TABULAR AND OTHER EXECUTIVE COMPENSATION DISCLOSURE

The persons named in the below table are sometimes referred to in this Proxy Statement as the “Named Executive Officers” or “NEOs”.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)		Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation $(6)	Total ($)
Les C. Vinney, President and Chief Executive Officer	2007	722,843		483,094		1,113,249	443,586	31,546	2,794,318
Laurie Brlas, Former Senior Vice President and Chief Financial Officer	2007	230,869		(7,277	)(7)	27,595		19,502	270,689
Michael J. Tokich, Vice President & Corporate Controller (Principal Financial Officer)	2007	204,501		5,807		93,374	60,000	16,114	379,796
Peter A. Burke, Senior Vice President and Chief Technology Officer	2007	308,449		92,680		316,839	107,500	19,914	845,382
Gerard J. Reis, Senior Vice President, and Group President, Life Sciences	2007	298,022		92,680		314,278	80,000	20,643	805,623
Robert E. Moss, Senior Vice President and Group President, STERIS Isomedix Services	2007	227,130		69,510		225,298	130,000	21,620	673,558

(1)	Includes regular base pay earnings for fiscal 2007.

(2)	Amounts paid under the Company’s Senior Executive Management Incentive Compensation Plan (applicable in fiscal 2007 to Mr. Vinney) or Management Incentive Compensation Plan (applicable in fiscal 2007 to all Named Executive Officers other than Mr. Vinney) are reported under the “Non-Equity Incentive Compensation” column.

(3)	The dollar amounts represent the compensation that was earned by the NEOs and the cost recognized by the Company during fiscal 2007 related to awards of restricted stock and, with respect to Mr. Vinney, restricted stock units. Compensation cost is initially measured based on the grant date fair value of an award, determined pursuant to FAS 123R (excluding estimate of forfeiture) utilizing assumptions discussed in Note 2 to our financial statements for the fiscal year ended March 31, 2007. Compensation cost is recognized for financial reporting purposes over the period in which the employee is required to provide service in exchange for the award (generally the vesting period). For NEOs that have been with the Company five consecutive years and have reached the age of 55, the compensation cost is currently recognized. From the date of award of all shares of restricted stock described, the recipient can vote the restricted shares and will receive cash dividends or dividend equivalents at the same times and amounts per share as all other holders of common stock.

(4)	The dollar amounts represent the compensation that was earned by the NEOs and the cost recognized by the Company during fiscal 2007 related to option awards. Compensation cost is initially measured based on the grant date fair value of an award, determined pursuant to FAS 123R (excluding estimate of forfeiture) utilizing assumptions discussed in Note 2 to our financial statements for the fiscal year ended March 31, 2007. Compensation cost is recognized for financial reporting purposes over the period in which the employee is required to provide service in exchange for the award (generally the vesting period). For a discussion of specific stock option awards granted in fiscal 2007, see “Tabular Executive Compensation Disclosure – Grants of Plan-Based Awards in Fiscal 2007” below and the narrative discussion that follows.

(5)	Reflects incentive compensation paid for fiscal year 2007 under the Company’s Senior Executive Management Incentive Compensation Plan for Mr. Vinney and under the Company’s Management Incentive Compensation Plan for the above named executive officers, as discussed in the “Compensation Discussion and Analysis – Compensation Elements – Annual Bonuses” section.

(6)	Consists of some or all of the following: auto allowance, club dues, tax preparation expense, other personal expense, flexible benefit credit, and Company matching contribution to 401(k) plan.

(7)	Ms. Brlas forfeited her 4,000 restricted Common Shares on December 8, 2006 when she resigned her position with the Company.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2007

Name	Grant Date		Approval Date(5)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards; Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)
Les C. Vinney	9/7/2006	(1)					20,850					483,094
	9/7/2006	(2)	9/7/2006						62,500		24.72	341,250
				181,500	726,000	1,270,500
Laurie Brlas	9/7/2006	(3)					4,000	(4)				92,680
	9/12/2006	(2)	9/7/2006						11,250	(4)	24.72	109,688
				47,250	189,000	330,750
Michael J. Tokich	9/7/2006	(3)					1,400					32,438
	9/12/2006	(2)	9/7/2006						4,200		24.72	40,950
				18,692	74,768	130,845
Peter A. Burke	9/7/2006	(3)					4,000					92,680
	9/12/2006	(2)	9/7/2006						11,250		24.72	109,688
				46,500	186,000	325,500
Gerard J. Reis	9/7/2006	(3)					4,000					92,680
	9/12/2006	(2)	9/7/2006						11,250		24.72	109,688
				45,000	180,000	315,000
Robert E. Moss	9/7/2006	(3)					3,000					69,510
	9/12/2006	(2)	9/7/2006						8,000		24.72	78,000
				33,900	135,600	237,300

(1)	Restricted stock units issued to Mr. Vinney as part of the annual long-term equity grant under the Company’s 2006 Long-Term Equity Incentive Plan.

(2)	Option grants made as part of the annual long-term equity grant. All option awards were granted under the Company’s 2006 Long-Term Equity Incentive Plan.

(3)	Restricted stock grants made under the 2006 Long-Term Equity Incentive Plan.

(4)	Ms. Brlas’ restricted stock and stock options were forfeited when she resigned on December 8, 2006.

(5)	On September 7, 2006, the Board of Directors met and approved the grants recommended by the Compensation and Corporate Governance Committee and established the option exercise price at the higher of the closing price of the Common Shares on the NYSE on September 7, 2006 or September 12, 2006 in connection with the announcement of the transition and resignation of the CEO on September 11, 2006. See “Compensation Discussion and Analysis – Principal Components of Compensation for Named Executive Officers – Long Term Equity Incentive Compensation.”

NARRATIVE SUPPLEMENT TO THE SUMMARY COMPENSATION TABLE AND THE GRANTS OF PLAN-BASED AWARDS IN FISCAL 2007 TABLE

Vesting Schedule

Stock option awards generally vest and become nonforfeitable in increments of 25% per year over a four year period, with full vesting four years after the date of grant. Restricted stock awards become vested and nonforfeitable if the recipient remains in the continuous employ of the Company through the third anniversary of the grant date. The restricted stock units awarded to Mr. Vinney on September 7, 2006 (and the underlying shares of stock) become vested and nonforfeitable on May 31, 2009 if he remains continuously employed by the Company through that date. These various awards may become vested and immediately exercisable upon the recipient’s death or upon a “change in control.”

Forfeiture and Post-Employment Treatment

The unvested portion of a stock option award (and the right to acquire the underlying shares) is generally forfeited at termination of employment (unless employment terminates on account of death). The vested portion of a stock option award (and the right to acquire the underlying shares) is forfeited following termination of employment and expiration of the applicable post-employment exercise period and also may be forfeited in the case of a termination of employment for “Cause.” Unvested restricted stock and unvested restricted stock units (and the underlying shares) are generally forfeited at termination of employment (unless employment terminates on account of death). There are exceptions to the general forfeiture rules for award recipients who have at least five consecutive years of service and have reached age 55. See “Equity Incentive Compensation Plans.” Accelerated vesting also may apply to all of these types of awards upon a change in control. See “Equity Incentive Compensation Plans.”

Dividends

Dividends are payable on restricted stock at the same times and in the same amounts as payable generally from time to time on the Company’s outstanding Common Shares.

Option Exercise Price

Options granted under the Company’s various stock option plans have an exercise price equal to the closing price of the Company’s Common Shares on the date of grant.

Agreements with Named Executive Officers

Mr. Vinney and the Company are parties to an employment agreement, dated as of May 7, 2007, which employment agreement superseded and replaced his employment agreement dated as of September 7, 2006. Under the terms of the prior employment agreement, Mr. Vinney was entitled to base salary of $726,000. Under the terms of the new employment agreement, Mr. Vinney is entitled to an annual base salary at a rate of $726,000 until June 1, 2007 and thereafter at a rate of $750,000 until September 30, 2007. Mr. Vinney also will receive a lump sum payment of $625,000 on April 1, 2008, and commencing on April 30, 2008, Mr. Vinney will receive 14 monthly installment payments each in the amount of $62,500. For more information regarding Mr. Vinney’s employment agreement, see “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control.”

Dr. Burke and the Company are parties to an executive retention agreement, effective as of May 29, 2007. This agreement, which replaced a previous executive retention agreement dated February 8, 2005, provides that, for the term of the agreement, Dr. Burke will receive a base salary of not less than his fiscal year 2007 salary of $25,833 per month and is eligible to participate in the Company’s cash bonus plan

(currently the MICP), benefit plans and stock option programs. For more information regarding Dr. Burke’s retention agreement, see “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control.”

Mr. Tokich and the Company are parties to a letter agreement, dated as of November 27, 2006. The letter agreement acknowledges that Mr. Tokich will receive a bi-weekly salary of $8,216 and will be entitled to receive an incentive payment beyond the annual cash bonus plan, of up to $20,000 based upon the assumption of his new role as principal accounting officer and his contribution towards the successful transition to a new Chief Financial Officer.

OUTSTANDING EQUITY AWARDS AT MARCH 31, 2007

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Les C. Vinney	8/2/1999	90,000	0	13.8125	8/2/2009
	1/5/2000	2,500	0	9.6875	1/5/2010
	4/28/2000	192,500	0	9.0000	4/28/2010
	4/2/2001	75,000	0	13.4500	4/2/2011
	4/2/2001	25,000	0	13.4500	12/31/2007
	4/23/2002	50,000	0	19.6000	4/23/2012
	4/23/2002	50,000	0	19.6000	12/31/2007
	4/23/2003	25,000	0	22.5800	4/23/2013
	4/23/2003	50,000	25,000	22.5800	12/31/2007
	4/22/2004	45,000	45,000	27.4400	4/22/2014
	5/16/2005	22,500	67,500	24.4500	5/16/2015
	9/7/2006	0	62,500	24.7200	5/31/2014
						9/7/2006	20,850	553,776
Laurie Brlas(1)
Michael J. Tokich	12/18/2000	4,000	0	14.2500	1/18/2011
	4/2/2001	5,000	0	13.4500	5/2/2011
	4/23/2002	15,000	0	19.6000	5/23/2012
	4/23/2003	9,825	3,275	22.5800	5/23/2013
	4/22/2004	5,500	5,500	27.4400	5/22/2014
	5/16/2005	1,875	5,625	24.4500	6/16/2015
	9/12/2006	0	4,200	24.7200	9/12/2016
						9/7/2006	1,400	37,184
Peter A. Burke	3/5/2001	15,000	0	18.2500	4/5/2011
	4/23/2002	30,000	0	19.6000	5/23/2012
	4/23/2003	20,250	6,750	22.5800	5/23/2013
	4/22/2004	12,000	12,000	27.4400	5/22/2014
	5/16/2005	6,000	18,000	24.4500	6/16/2015
	9/12/2006	0	11,250	24.7200	9/12/2016
						9/7/2006	4,000	106,240
Gerard J. Reis	7/23/1997	20,000	0	18.4375	7/30/2007
	7/27/1998	40,000	0	30.65625	8/27/2008
	1/5/2000	7,500	0	9.6875	2/5/2010
	4/28/2000	6,250	0	9.0000	5/28/2010
	4/2/2001	26,000	0	13.4500	5/2/2011
	4/23/2002	30,000	0	19.6000	5/23/2012
	4/23/2003	20,250	6,750	22.5800	5/23/2013
	4/22/2004	12,000	12,000	27.4400	5/22/2014
	5/16/2005	5,750	17,250	24.4500	6/16/2006
	9/12/2006	0	11,250	24.7200	9/12/2016
						9/7/2006	4,000	106,240
Robert E. Moss	7/27/1998	4,000	0	30.65625	8/27/2008
	4/2/2001	2,438	0	13.4500	5/2/2011
	4/23/2002	1,000	0	19.6000	5/23/2012
	4/23/2002	12,500	0	19.6000	5/23/2012
	4/23/2003	15,000	5,000	22.5800	5/23/2013
	4/22/2004	8,000	8,000	27.4400	5/22/2014
	5/16/2005	4,500	13,500	24.4500	6/16/2006
	9/12/2006	0	8,000	24.7200	9/12/2016
						9/7/2006	3,000	79,680

(1)	Ms. Brlas left the Company’s employ in December 2006. All restricted stock previously granted to her was forfeited and all options previously granted to her were either exercised or forfeited prior to March 31, 2007.

The vesting schedule for each grant in the above table is shown below, based on the option or stock award grant date, as applicable.

OPTION AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule
7/23/1997	25% exercisable on 7/23/98, 7/23/99, 7/23/00 and 7/23/01
7/27/1998	25% exercisable on 7/27/99, 7/27/00, 7/27/01 and 7/27/02
8/2/1999	25% exercisable on 8/2/00, 8/2/01, 8/2/02 and 8/2/03
1/5/2000	25% exercisable on 1/5/01, 1/5/02, 1/5/03 and 1/5/04
4/28/2000	25% exercisable on 4/28/01, 4/28/02, 4/28/03 and 4/28/04
3/5/2001	25% exercisable on 3/5/02, 3/5/03, 3/5/04 and 3/5/05
4/2/2001	25% exercisable on 4/2/02, 4/2/03, 4/2/04 and 4/2/05
4/23/2002	25% exercisable on 4/23/03, 4/23/04, 4/23/05 and 4/23/06
4/23/2003	25% exercisable on 4/23/04, 4/23/05, 4/23/06 and 4/23/07
4/22/2004	25% exercisable on 4/22/05, 4/22/06, 4/22/07 and 4/22/08
5/16/2005	25% exercisable on 5/16/06, 5/16/07, 5/16/08 and 5/16/09
9/7/2006	25% exercisable on 9/7/07, 9/7/08, 9/7/09 and 9/7/10 (Vinney)
9/12/2006	25% exercisable on 9/12/07, 9/12/08, 9/12/09 and 9/12/10 (all other NEOs)

STOCK AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule
9/7/2006	100% on 5/31/2009 (RSUs) (Vinney)
9/7/2006	100% on 9/7/2009 (All other NEOs)

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Les C. Vinney	-	-	-	-
Laurie Brlas(1)	4,235	12,409	-	-
	3,245	3,440
	23,900	411,797
	26,000	332,280
	30,000	198,900
	20,250	73,912
	5,750	10,235
	1,100	18,271
Michael J. Tokich	-	-	-	-
Peter A. Burke	-	-	-	-
Gerard J. Reis	-	-	-	-
Robert E. Moss	-	-	-	-

(1)	Value realized based on the gain, equal to the difference between the closing price of the Common Shares on the option exercise date and the option exercise price, times the number of option shares being exercised.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2007

Name	Executive Contributions in Fiscal 2007 ($)	Company Contributions in Fiscal 2007 ($)	Aggregate Earnings in Fiscal 2007 ($)	Aggregate Withdrawals/ Distributions in Fiscal 2007 ($)	Aggregate Balance at 3/31/07 ($)
Les C. Vinney	-	-	-	-	-
Laurie Brlas	-	-	-	-	-
Michael J. Tokich	15,851	-	363	-	16,214
Peter A. Burke	5,723	-	144	-	5,867
Gerard J. Reis	-	-	-	-	-
Robert E. Moss	-	-	-	-	-

DEFERRED COMPENSATION PLAN

The Company has established and maintains a nonqualified deferred compensation plan, or the Deferred Compensation Plan, pursuant to which each eligible employee may elect to defer receipt of up to 25% of base salary and up to 100% of incentive compensation (bonus) and/or commissions. To be eligible to participate, an employee must be in a salary grade and earn a salary above specified levels and must meet certain residence and other tests. All of the named executive officers are eligible to participate in this plan.

Amounts deferred by each participant are credited to an account established in the name of the participant. Deferrals may be allocated among various available hypothetical investment options, as selected by the participant. There are currently eight available hypothetical investment options, all of which options also are available as investment vehicles under the Company’s qualified 401(k) plan. No Company “match” is made on amounts deferred.

Under the Deferred Compensation Plan, a participant is entitled to receive distribution of the participant’s account balance (amounts deferred, together with earnings (losses)) after the earliest to occur of the following: death, disability, retirement (termination of employment at or after age 65), other termination of employment, change of control (if the participant elected to have a distribution upon a change of control) or a specified date selected by the participant (which date must be at least two years after the making of the election) as an “in service” distribution date. At the time of his or her deferral election, a participant may designate how the participant will receive distribution if the distribution is triggered by retirement, disability or a change of control. Distribution options are a single lump sum or annual installments over a period of years (not to exceed ten). If a distribution election is not made or distribution is made for another reason, the distribution will be in a lump sum. Also, if a participant’s account balance is less than $50,000 at the time of a triggering event, the distribution will be made in a lump sum. Distributions to persons who are “specified employees” under Section 409A of the Internal Revenue Code may be delayed. A “change of control” for distribution purposes is a “change of control” of the Company within the meaning of Section 409A of the Internal Revenue Code.

The Deferred Compensation Plan is not funded, within the meaning of the Employee Retirement Income Security Act of 1974, and participants have only an unsecured contractual commitment by the Company to pay amounts owed under the Deferred Compensation Plan. Amounts owed may be subject to the claims of the Company’s creditors in the event of the Company’s insolvency.

POTENTIAL PAYMENTS TO NAMED EXECUTIVE OFFICERS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

We maintain various contracts, agreements, plans and arrangements (collectively agreements) that may provide for payments or the provision of other benefits following or in connection with any termination or constructive termination of employment or a change in control of Company or change in a named executive officer’s responsibilities. A number of these plans are available generally to all of our salaried employees on the same basis and do not discriminate in scope, terms or operation in favor of our executive officers. None of the named executive officers are covered by a Company maintained defined benefit pension plan or other tax-qualified plan, other than our 401(k) plan. The only plans to which any of the named executive officers are party or in which any of the named executive officers participate, other than the Deferred Compensation Plan, that are not available generally to all our salaried employees are described below.

Change of Control Agreements

We are a party to change of control agreements with each of Messrs. Burke, Reis, Moss and Tokich. Ms. Brlas had a similar agreement but left our employ under circumstances not entitling her to payments under her agreement.

The agreements generally provide that if, at any time within two years after the occurrence of a change of control (as defined), the officer’s employment is terminated by STERIS (except for cause, disability, or death) or the officer terminates employment because the officer’s base salary or the officer’s bonus opportunity, participation or amount is reduced or relocation is made a condition of the officer’s employment, we will pay to the officer a lump sum severance benefit equal to three years’ compensation (base salary and average annual incentive compensation (as defined)) or two years’ compensation in the case of Mr. Tokich. Any termination of employment of an officer occurring within one year prior to a change of control and in contemplation of the change of control is deemed to be a termination of employment immediately after the change of control becomes irrevocable, and the officer is entitled to payments and benefits under his agreement as if his employment had continued through the date the change of control became irrevocable and had then been terminated. Each such change of control agreement also provides a three-month period, commencing on the first anniversary of the change of control, during which the officer may voluntarily resign and receive a lump sum severance benefit equal to two years’ compensation (base salary and average annual incentive compensation) or one years’ compensation in the case of Mr. Tokich if, at any time before the officer’s resignation, the officer determines in good faith that (a) the officer’s position, responsibilities, duties, or status with STERIS are materially changed from those in effect before the change of control, (b) the officer’s reporting relationships with superior executive officers have been materially changed from those in effect before the change of control, or (c) the officer’s career prospects have been in any way diminished as a result of the change of control.

An officer who is entitled to a lump sum severance benefit under a change of control agreement also will be (a) paid (i) accrued base salary and vacation pay through the date of termination, and (ii) payments under the Management Incentive Compensation Plan (or other applicable incentive compensation plan) for the last completed fiscal year, if not already paid, and for the pro rata portion of the current fiscal year, and (b) be entitled to receive health, dental and life insurance coverage and benefits as provided before the change of control through the (A) third anniversary (or the second anniversary, depending upon whether the lump sum payment is equal to three or two years’ of compensation) of the termination date, in the case of all the named executive officers with these agreements other than Mr. Tokich, or the second anniversary (or the first anniversary, depending upon whether the lump sum payment is equal to two or one year of compensation) of the termination date, in the case of Mr. Tokich, or if earlier (B) the date the officer secures other employment.

In addition, if after a change of control and prior to an officer’s termination of employment the officer is unable to perform services for us for any period by reason of disability, we will pay and provide to the officer all compensation and benefits to which the officer would have been entitled had the officer continued to be actively employed by us, through the earliest of the following dates: (a) the first date on which he is no longer so disabled to such an extent that he is unable to perform services for us, (b) the date on which he becomes eligible for payment of long-term disability benefits under a long-term disability plan generally applicable to our executives, (c) the date on which we have paid and provided 24 months of compensation and benefits during his disability, or (d) the date of his death.

Each change of control agreement also provides that if any payment or distribution (a “parachute payment”) made to an officer pursuant to the agreement or under any other plan, agreement, arrangement, including without limitation any income recognized upon a stock option exercise, exceeds the limit specified in Section 280G of the Internal Revenue Code and gives rise to excise tax liability on the part of the officer, a tax gross-up will be provided to the officer so that the officer will receive the same after-tax payment as would have been the case in respect of the parachute payment if Section 280G did not apply.

For purposes of the change of control agreements, “cause” includes conviction of a felony, dishonesty in the course of employment that is inimical to the best interests of the Company, unreasonable neglect of the officer’s duties and responsibilities, or competing with the Company. The agreements contain several alternate definitions of what constitutes a “change of control.” These may include any person or group becoming the beneficial owner of 15% or more (but less than 50%) of the then outstanding Common Shares, or 50% or more of the then outstanding Common Shares, the commencement or public announcement of a tender offer for 15% or more of the Common Shares, or certain changes in a majority of the Board membership within a 24-month period.

Retention Agreement

Dr. Burke also is party to an executive retention agreement with the Company effective as of May 29, 2007. This agreement, which replaced a previous executive retention agreement dated February 8, 2005, provides that, for the term of the agreement, Dr. Burke will receive a base salary of not less than his then current salary, and be eligible to participate in the Company’s cash bonus plan (currently the MICP), benefit plans and stock option programs. If Dr. Burke’s employment with the Company is terminated prior to June 1, 2009 by the Company without “Cause” or by Dr. Burke for “Good Reason” (as those terms are defined in the agreement), Dr. Burke will be entitled to receive, subject to the conditions of the agreement, (a) as severance payments, his then-current salary for the number of months remaining from the date of his termination to June 1, 2009, or twelve months, whichever is greater, (b) continuation of medical and dental benefits until the earliest of the end of the period equal to the number of months of severance payments he is entitled to receive, the expiration of COBRA coverage eligibility or his eligibility under another employer’s plans, and (c) a pro-rated bonus to the extent earned. The severance will be payable on the same schedule as his salary would have been paid, subject to certain required delays that may be necessary in order to prevent the payments from being includible in Dr. Burke’s income for federal income tax purposes under Section 409(A)(a)(i)(A) of the Internal Revenue Code. Dr. Burke is entitled to accelerate all payments due if the Company breaches its obligations under the agreement in any material respect. The severance payments and other benefits described above are in addition to, and do not supersede, any entitlements and benefits that may become due Dr. Burke under his change of control agreement, except insofar as the execution of both agreements results in duplicate coverage.

The provisions of the previous agreement were similar to the current agreement, except that the length of the severance period under the previous agreement, and the number of severance payments Dr. Burke was entitled to receive, was equal to the number of months remaining from the date of such termination to the date of the third anniversary of the agreement (or any extension), or twelve months, whichever was greater. Had his employment been terminated at March 31, 2007, Dr. Burke would have been entitled to receive twelve months of severance under the previous agreement. Medical and dental benefits were required to be continued under the Previous Agreement under the same rules as those contained in the replacement agreement.

Receipt of severance and other agreement benefits described above are strictly contingent upon Dr. Burke’s execution of a release and waiver of all claims against the Company. Dr. Burke’s right to severance and the other agreement benefits described above automatically terminates upon any material breach by him of the agreement or upon the Company’s termination of his employment for Cause or upon his termination without Good Reason.

For these purposes, any material breach, default or violation by Dr. Burke under his change of control agreement, stock option agreements, confidentiality and other agreements (including the non-compete, non-interference, and non-disclosure restrictive covenants contained in or executed in connection with the stock option agreements), between the Company and Dr. Burke, also constitutes a breach of the executive retention agreement, if so determined by Company. A breach of these covenants also may entitle the Company to the rights described under “Equity Incentive Compensation Plans.” The executive retention agreement also contains restrictions on disclosure of confidential information.

Agreement with Mr. Vinney

In connection with the postponement of Mr. Vinney’s resignation and retirement, the Company and Mr. Vinney entered into an employment agreement, dated as of May 7, 2007, which employment agreement superseded and replaced his employment agreement dated as of September 7, 2006. Under the terms of the employment agreement, Mr. Vinney will be deemed to have resigned as President and Chief Executive Officer on the earlier of October 1, 2007 or the date on which the Company appoints a new President or Chief Executive Officer and will cease to be a member of the Company’s Board of Directors on the earlier of the date on which the Company makes such appointment or the date of the Company’s 2007 Annual Meeting of Shareholders. After Mr. Vinney’s resignation as President and Chief Executive Officer, Mr. Vinney will remain employed by the Company as a special advisor until September 30, 2009. Mr. Vinney is entitled to an annual base salary at a rate of $726,000 until June 1, 2007 and thereafter at a rate of $750,000 until September 30, 2007. Mr. Vinney also will receive a lump sum payment of $625,000 on April 1, 2008, and commencing on April 30, 2008, Mr. Vinney will receive 14 monthly installment payments, each in the amount of $62,500. In the event of Mr. Vinney’s death prior to having been paid all of these amounts, any of these amounts which are then unpaid will be paid to Mr. Vinney’s designated beneficiaries, or if none, to his estate in a single sum. If Mr. Vinney becomes disabled within the meaning of Section 409A of the Internal Revenue Code, any amounts otherwise payable to him under the employment agreement are to continue to be paid.

Under the employment agreement, the Company has agreed that Mr. Vinney will be eligible to participate in the Company’s Senior Executive Management Incentive Compensation Plan, or SEMICP, for the fiscal year ending March 31, 2008 based on (a) the Company’s achievement of financial targets consistent with those to be utilized in the Company’s Management Incentive Compensation Plan for fiscal year 2008, (b) Mr. Vinney’s base salary of $750,000 and (c) the pro-rata portion of the 2008 fiscal year that Mr. Vinney has agreed to serve as President and Chief Executive Officer. Mr. Vinney will be eligible to participate in the Company’s insurance, retirement and other employee benefit programs during his continued employment with the Company or, if earlier, until the date he accepts full time employment elsewhere. However, beginning October 1, 2007, if Mr. Vinney continues health insurance coverage he must elect COBRA coverage, with the Company reimbursing him for the costs and if COBRA coverage expires before he has accepted employment elsewhere, the Company will reimburse him for his medical insurance premium expenses after expiration until the earlier of December 31, 2009, or the date he accepts full time employment elsewhere.

The terms of the prior employment agreement were similar to those of the employment agreement except that Mr. Vinney’s base salary of $726,000 was to continue through May 31, 2007, he was deemed to resign as President and Chief Executive Officer no later than June 1, 2007, and his employment with the Company as a special advisor was to continue through May 31, 2009. After May 31, 2007, he was to receive a lump sum of $375,000 payable on December 1, 2007 and 18 installments of $62,500 each, payable on the last day of each month commencing December 31, 2007 and ending May 31, 2009. Also under the prior employment agreement, no provision was made for participation in the SEMICP for the fiscal year ending March 31, 2008, but the Company was obligated to continue his participation in the SEMICP for fiscal 2007 and, subject to limited exceptions, was required to pay him the full bonus earned based upon the attainment of previously approved corporate objectives and the other terms of the SEMICP for the fiscal year. With respect to benefit continuation, Mr. Vinney’s health insurance COBRA coverage election was required to begin May 31, 2007 under the prior employment agreement.

The employment agreement contains a number of restrictive covenants applicable to Mr. Vinney. These include covenants prohibiting: the provision of advisory or consulting services to, employment by, operation of, investment in or other association with competitors; solicitation of Company employees; dissemination of confidential information; engaging in various activities or proposed activities that may involve the Company or the directors or shareholders of the Company and making any disparaging statements concerning the Company; and covenants requiring continued cooperation and availability. In the event Mr. Vinney breaches any of these covenants in any material respect, then in general, at its option, the Company may terminate his employment and all remaining severance payment and related benefit obligations under the employment agreement, and may pursue any claims for damages, as well as injunctive relief, to which it may be entitled.

Under the employment agreement, if a “change of control” (as defined in applicable regulations under Section 409A of the Internal Revenue Code) in respect of the Company occurs prior to September 30, 2009 (or May 31, 2009 under the prior employment agreement), the Company will pay Mr. Vinney, within five days after such change of control, the full remaining amount that would otherwise be payable under the employment agreement from and after the date of such change of control through September 30, 2009 (or through May 31, 2009 under the prior employment agreement), except for COBRA and other benefits, which will be paid according to the respective plans; provided, no such payment will be made to Mr. Vinney prior to April 1, 2008.

Also, under the employment agreement and prior employment agreement, the exercise periods for most of Mr. Vinney’s stock options have been reduced by varying lengths.

Equity Incentive Compensation Plans

The Company’s shareholders approved the 2006 Plan at the Company’s 2006 Annual Meeting of Shareholders. The 2006 Plan authorizes the issuance or grant of various stock and stock related incentives, including stock options, restricted stock, restricted stock units, performance units and SARs. All grants of stock options, restricted stock and restricted stock units made subsequent to approval of the 2006 Plan have been made pursuant to the 2006 Plan. Most stock option grants made prior to the approval of the 2006 Plan were pursuant to various plans previously established by the Company. In connection with the adoption of the 2006 Plan, the Company determined to discontinue the grant of options or other equity incentives under the previously established plans. However, a number of options granted under the previously established plans remain outstanding.

In general, upon termination of an award recipient’s employment, the nonvested portions of his or her stock option grants and other equity incentive awards are immediately forfeited. However, unvested option grants may become vested and nonforfeitable upon an optionee’s death and unvested restricted stock awards or restricted stock units may be modified by the Company to give the award recipient the benefit of the award through the date of death. Additionally, if an award recipient retires from employment after having attained age 55 and having been employed for at least five consecutive years without having engaged in any “Detrimental Activity” (as defined), stock options, restricted stock, restricted stock units and other equity incentive awards held by the award recipient at the date of retirement will continue to vest as though the recipient remained in the service of the Company through the fifth anniversary of the date of retirement provided the recipient remains in Good Standing (as defined). If a participant fails to remain in Good Standing, any outstanding stock options and other equity incentive compensation awards may be forfeited.

Under the 2006 Plan as well as the previously established Plans, upon the occurrence of a change in control, all options and outstanding awards then outstanding, to the extent unvested, automatically vest and become immediately exercisable, without further action on the part of the Company. While the definition of change in control varies somewhat from plan to plan, in general a change in control under each includes any of the following: the acquisition by any person or group of 25% or more of the combined voting power of the Company’s outstanding voting stock; certain changes in the composition of a majority of the Board membership; the consummation of certain reorganizations, mergers or consolidations or disposition of all or substantially all of the assets of the Company or certain other business transactions involving the Company; or approval by the shareholders of a complete liquidation or dissolution of the Company.

In connection with the grant of stock options and receipt of restricted stock and restricted stock units under the 2006 Plan and previously established plans, optionees and other award recipients agree to restrictive covenants concerning non-competition, non-interference and non-disclosure. If the recipient breaches any of these covenants, in addition to any other remedies available to the Company, any awards then held by the recipient and any stock then held that was received pursuant to awards may be forfeited or may be required to be resold to the Company at a prescribed price.

Management Incentive Compensation Plan

The Company has established and maintains a Management Incentive Compensation Plan, or MICP, for key employees. The MICP is intended to support the Company’s compensation philosophy and encourage achievement of objectives by key employees whose responsibilities affect the Company’s performance. Participants are selected annually. During fiscal 2007, all named executive officers, other than the President and Chief Executive Officer, were participants in the MICP. The President and Chief Executive Officer was a participant in the SEMICP during fiscal 2007.

Annually each MICP participant is assigned a “target” bonus based upon his or her position and level of responsibility within the Company. The target bonus is an amount equal to the percentage of the participant’s base salary that he or she would receive as a bonus if all of the objectives established for, or otherwise applicable to, the participant are achieved. If the objectives are exceeded, a larger bonus may be payable. If the objectives are not attained, a smaller bonus or no bonus may be payable. Generally, a participant is not entitled to a bonus in respect of a particular fiscal year unless he or she remains in the employ of the Company through the end of that fiscal year and thereafter through the date on which bonuses are paid for that fiscal year.

The MICP also provides that if a Change of Control occurs in a fiscal year, within five days after the occurrence of the first Change of Control during the fiscal year, the Company will pay to each participant an interim lump-sum cash payment with respect to his or her participation in the MICP, with the amount of the interim payment to be equal to the dollar amount of the participant’s target bonus for the entire fiscal year multiplied by a fraction, the numerator of which is the number of months between the beginning of the fiscal year and the end of the month in which the Change of Control occurs and the denominator of which is 12. The making of the interim payment will not reduce the obligation of the Company to make a final payment under the terms of the MICP, but the amount of any interim payment will be an offset against any later payment due under the MICP in respect of the fiscal year. A participant is not in any circumstances required to refund any portion of the interim payment to the Company.

For purposes of the MICP, a Change of Control includes the following: the acquisition by any person or group of 15% or more of the Company’s outstanding Common Shares; a person’s commencement or public announcement of an intention to commence a tender offer that would result in such person becoming beneficial owner of 15% or more of the Company’s outstanding Common Shares; certain changes in the composition of a majority of the Board membership within a 24 month period; a record date being established for, or the consummation of, certain mergers or consolidations, or dispositions of all or substantially all of the assets of the Company; or a person’s proposal of a “Control Share Acquisition” of Company with the meaning of the Ohio General Corporation Law.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL TABLE

Introduction

The tables below estimate and summarize the potential payments and benefits under the Company’s compensation and benefit plans and contractual agreements to which the named executive officers are a party or a participant that may be realizable by each of the named executive officers in the event of a termination of employment and/or change in control under the circumstances described in the footnotes and column headings to the tables, as supplemented by the narrative descriptions of agreements and/or plans addressing or containing provisions relating to change in control and/or termination payments and benefits. These narrative descriptions are found under “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control” above beginning on page 31.

Excluded Amounts

The amounts shown in the tables below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and vacation pay, regular severance benefits under the Company’s severance plan and distributions of plan balances under our 401(k) plan. The tables also do not include amounts receivable under the Company’s Deferred Compensation Plan. See the narrative following the “Nonqualified Deferred Compensation for Fiscal 2007” table on page 30 for information about the Deferred Compensation Plan.

Les C. Vinney(1)
	Change in Control without termination(3) ($)	Change in Control with termination(4) ($)	Termination by STERIS without change in control(2) ($)
Agreement Payment(5)	1,871,000	1,871,000	1,871,000

Stock Options	356,925	356,925	-

Restricted Stock Units(6)	553,776	553,776	-

2007 Bonus(7)	443,586	443,586	443,586

Health & Welfare Benefits	28,924	28,924	28,924

Other Benefits(8)	67,355	67,355	67,355

Gross Up	-	-	-
Totals	3,321,566	3,321,566	2,410,865

(1)	For purposes of this disclosure, the change in control date and all termination events are assumed to occur on March 31, 2007 and termination is assumed to be without cause. The stock price as of such date is assumed to be $26.56 (i.e., the actual closing stock price on March 30, 2007, the last trading day before the end of the fiscal year). As of May 7, 2007, Mr. Vinney entered into a new employment agreement with STERIS. We have disclosed his payments as if the new agreement was in place as of the assumed change in control date or termination date.

(2)	Pursuant to Mr. Vinney’s employment agreement, where there is a termination by STERIS (other than because of certain covenant breaches) but no change in control, Mr. Vinney will be entitled to the Agreement Payment, 2007 actual bonus, continuation of health and welfare benefits, and other benefits, as valued above. He will not be entitled to the accelerated vesting of stock options or restricted stock units.

(3)	Pursuant to Mr. Vinney’s employment agreement, upon a change in control without termination, Mr. Vinney will be entitled to accelerated vesting of stock options and restricted stock units and to accelerated payment of the Agreement Payment and 2007 actual bonus and to the other health and welfare benefits and other benefits specified above, provided that pursuant to the six-month delay rule under Section 409A of the Internal Revenue Code in no event will payment of the Agreement Payment be made prior to April 1, 2008. No other change in control agreement exists between Mr. Vinney and STERIS.

(4)	Pursuant to Mr. Vinney’s employment agreement, upon a change of control with termination, Mr. Vinney will be entitled to accelerated vesting of stock options and restricted stock units and to accelerated payment of the Agreement Payment and 2007 actual bonus and to the other health and welfare benefits and other benefits specified above, provided that pursuant to the six-month delay rule under Section 409A of the Internal Revenue Code in no event will payment of the Agreement be made prior to April 1, 2008.

(5)	Mr. Vinney’s Agreement Payment is based upon his salary. His base salary was payable at an annual rate of $726,000 for the months of April and May 2007 and thereafter is payable at an annual rate of $750,000 through September 30, 2009, the date on which under normal circumstances Mr. Vinney’s employment obligations terminate.

(6)	Mr. Vinney was granted restricted stock units for 30,000 Common Shares on May 7, 2007 at a stock price of $26.81. This grant is not included in the figures in the above table.

(7)	Under his employment agreement, Mr. Vinney will be paid the full bonus as calculated under the SEMICP criteria with respect to the fiscal year ended March 31, 2007.

(8)	In the event of termination, Mr. Vinney is entitled to certain services and other benefits for various periods as defined by his agreement. Other benefits include an automobile allowance, club dues, and expense reimbursement for tax return preparation. Services include secretarial services and e-mail and voicemail services.

Michael J. Tokich(1) & (2)
	Change in Control without termination(3) ($)	Change in Control with termination for good faith determination(4) ($)	Change in Control with termination by STERIS or by Executive for reduction of compensation or mandatory relocation(5) ($)
Severance Payment	-	281,008	562,016

Stock Options	32,631	32,631	32,631

Restricted Stock	37,184	37,184	37,184

2007 Bonus(6)	-	74,768	74,768

Health & Welfare Benefits(7)	-	13,770	27,541

Gross Up	-	-	-
Totals	69,815	439,361	734,140

(1)	For purposes of this disclosure, the change in control date and all termination events are assumed to occur on March 31, 2007 and termination is assumed to be without cause. The stock price as of such date is assumed to be $26.56 (i.e., the actual closing stock price on March 30, 2007, the last trading day before the end of the fiscal year).

(2)	Mr. Tokich’s letter agreement with STERIS does not contain any provisions regarding payments or benefits upon termination of employment. Therefore, in the event of termination without a change in control, no contractual termination payments are required.

(3)	In the event of a change in control without termination, Mr. Tokich will be entitled to accelerated vesting of stock options and restricted stock.

(4)	Pursuant to Mr. Tokich’s change in control agreement, in the event of a change in control with termination for good faith determination (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of one (1) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, target bonus (35% of current base salary) has been used.

(5)	Pursuant to Mr. Tokich’s change in control agreement, in the event of a change in control with termination by STERIS or by executive for reduction of compensation or mandatory relocation (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of two (2) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, target bonus (35% of current base salary) has been used.

(6)	Mr. Tokich is entitled to a special pro-rata MICP payment under his change in control agreement. This bonus is based on Mr. Tokich’s target bonus percentage under the MICP, which is 35% of his current base salary, for the pro-rata portion of the year. Since the change in control date is at the end of the final day of the fiscal year, the pro-rata percentage of the MICP bonus is 100%.

(7)	Pursuant to Mr. Tokich’s change in control agreement, in the event of a change in control with termination for good faith determination (as defined in his agreement), he will be entitled to continuation of health and welfare benefits for a period of one (1) year. In the event of a change in control with termination by STERIS, he will be entitled to continuation of health and welfare benefits for a period of two (2) years.

Peter A. Burke(1) & (2)
	Change in Control without termination(3) ($)	Change in Control with termination for good faith determination(4) ($)	Change in Control with termination by STERIS or by Executive for reduction of compensation or mandatory relocation (5) ($)	Termination without cause or for good reason(1) ($)
Severance Payment	-	913,500	1,370,250	620,000

Stock Options	85,545	85,545	85,545	-

Restricted Stock	106,240	106,240	106,240	-

2007 Bonus(6)	-	186,000	186,000	107,500

Health & Welfare Benefits(7)	-	27,838	41,756	27,838

Gross Up	-	-	683,555	-
Totals	191,785	1,319,123	2,473,346	755,338

(1)	For purposes of this disclosure, the change in control date and all termination events are assumed to occur on March 31, 2007 and termination is assumed to be without cause. The stock price as of such date is assumed to be $26.56 (i.e., the actual closing stock price on March 30, 2007, the last trading day before the end of the fiscal year). As of May 29, 2007, Mr. Burke entered into a new executive retention agreement with STERIS. We have disclosed his payments as if the new agreement was in place as of the assumed change in control date or termination date.

(2)	Mr. Burke entered into a change in control agreement and an executive retention agreement with STERIS. The executive retention agreement will pay out severance and an actual bonus upon termination without cause or termination for good reason through June 1, 2009. The severance shown in the table for termination under these circumstances is the maximum amount of payments he could receive under the executive retention agreement, based upon his base salary rate in effect at the end of fiscal 2007. The bonus shown in the table for termination under these circumstances is the actual bonus that was earned under the MICP with respect to the fiscal year ended March 31, 2007.

(3)	In the event of a change in control without termination, Mr. Burke will be entitled to accelerated vesting of stock options and restricted stock.

(4)	Pursuant to Mr. Burke’s change in control agreement, in the event of a change in control with termination for good faith determination (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of two (2) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, target bonus (60% of current base salary) has been used.

(5)	Pursuant to Mr. Burke’s change in control agreement, in the event of a change in control with termination by STERIS or by executive for reduction of compensation or mandatory relocation (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of three (3) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, target bonus (60% of current base salary) has been used.

(6)	Mr. Burke is entitled to a special pro-rata MICP payment under his change in control agreement. This bonus is based on Mr. Burke’s target bonus percentage under the MICP, which is 60% of his current base salary, for the pro-rata portion of the year. Since the change in control date is at the end of the final day of the fiscal year, the pro-rata percentage of the MICP bonus is 100%.

(7)	Pursuant to Mr. Burke’s change in control agreement, in the event of a change in control with termination for good faith determination (as defined in his agreement), he will be entitled to continuation of health and welfare benefits for a period of two (2) years. In the event of a change in control with termination by STERIS, he will be entitled to continuation of health and welfare benefits for a period of three (3) years.

Gerard J. Reis(1) & (2)
	Change in Control without termination(3) ($)	Change in Control with termination for good faith determination(4) ($)	Change in Control with termination by STERIS or by Executive for reduction of compensation or mandatory relocation(5) ($)
Severance Payment	-	860,000	1,290,000

Stock Options	83,963	83,963	83,963

Restricted Stock	106,240	106,240	106,240

2007 Bonus(6)	-	180,000	180,000

Health & Welfare Benefits(7)	-	10,786	16,179

Gross Up	-	-	-
Totals	190,203	1,240,989	1,676,382

(1)	For purposes of this disclosure, the change in control date and all termination events are assumed to occur on March 31, 2007 and termination is assumed to be without cause. The stock price as of such date is assumed to be $26.56 (i.e., the actual closing stock price on March 30, 2007, the last trading day before the end of the fiscal year).

(2)	Mr. Reis and STERIS have not entered into an employment agreement. Therefore, in the event of termination without a change in control, no contractual termination payments are required.

(3)	In the event of a change in control without termination, Mr. Reis will be entitled to accelerated vesting of stock options and restricted stock.

(4)	Pursuant to Mr. Reis’ change in control agreement, in the event of a change in control with termination for good faith determination (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of two (2) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, target bonus (60% of current base salary) has been used.

(5)	Pursuant to Mr. Reis’ change in control agreement, in the event of a change in control with termination by STERIS or by executive for reduction of compensation or mandatory relocation (as defined in his agreement), he will be entitled to a lump sum severance payment based on the multiple of three (3) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, target bonus (60% of current base salary) has been used.

(6)	Mr. Reis is entitled to a special pro-rata MICP payment under his change in control agreement. This bonus is based on Mr. Reis’ target bonus percentage under the MICP, which is 60% of his current base salary, for the pro-rata portion of the year. Since the change in control date is at the end of the final day of the fiscal year, the pro-rata percentage of the MICP bonus is 100%.

(7)	Pursuant to Mr. Reis’ change in control agreement, in the event of a change in control with termination for good faith determination (as defined in his agreement), he will be entitled to continuation of health and welfare benefits for a period of two (2) years. In the event of a change in control with termination by STERIS, he will be entitled to continuation of health and welfare benefits for a period of three (3) years.

Robert E. Moss(1) & (2)
	Change in Control without termination(3) ($)	Change in Control with termination for good faith determination(4) ($)	Change in Control with termination by STERIS or by Executive for reduction of compensation or mandatory relocation(5) ($)
Severance Payment	-	717,600	1,076,400

Stock Options	63,105	63,105	63,105

Restricted Stock	79,680	79,680	79,680

2007 Bonus(6)	-	135,600	135,600

Health & Welfare Benefits(7)	-	20,468	30,702

Gross Up	-	353,625	546,066
Totals	142,785	1,370,078	1,931,553

(1)	For purposes of this disclosure, the change in control date and all termination events are assumed to occur on March 31, 2007 and termination is assumed to be without cause. The stock price as of such date is assumed to be $26.56 (i.e., the actual closing stock price on March 30, 2007, the last trading day before the end of the fiscal year).

(2)	Mr. Moss and STERIS have not entered into an employment agreement. Therefore, in the event of termination without a change in control, no contractual termination payments are required.

(3)	In the event of a change in control without termination, Mr. Moss will be entitled to accelerated vesting of stock options and restricted stock.

(4)	Pursuant to Mr. Moss’ change in control agreement, in the event of a change in control with termination for good faith determination (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of two (2) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, target bonus (60% of current base salary) has been used.

(5)	Pursuant to Mr. Moss’ change in control agreement, in the event of a change in control with termination by STERIS or by executive for reduction of compensation or mandatory relocation (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of three (3) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, target bonus (60% of current base salary) has been used.

(6)	Mr. Moss is entitled to a special pro-rata MICP payment under his change in control agreement. This bonus is based on Mr. Moss’ target bonus percentage under the MICP, which is 60% of his current base salary, for the pro-rata portion of the year. Since the change in control date is at the end of the final day of the fiscal year, the pro-rata percentage of the MICP bonus is 100%.

(7)	Pursuant to Moss’ change in control agreement, in the event of a change in control with termination for good faith determination (as defined in his agreement), he will be entitled to continuation of health and welfare benefits for a period of two (2) years. In the event of a change in control with termination by STERIS, he will be entitled to continuation of health and welfare benefits for a period of three (3) years.

NON-EMPLOYEE DIRECTOR COMPENSATION

DESCRIPTION OF DIRECTOR COMPENSATION FOR FISCAL 2007

It is the Board’s practice to provide a mix of cash and equity-based compensation to non-employee directors, as discussed below.

Each director who is not an employee of the Company is paid a retainer of $24,000 per year ($75,000 for the Chairman of the Board), plus $1,000 for each Board meeting attended and $500 ($1,000 for the committee chairman) for each committee meeting attended. At the beginning of each annual term of service on the Board, approximately $14,000 of the annual director retainer is paid in restricted Common Shares and the balance of approximately $10,000 ($61,000 for the Chairman of the Board) is paid in cash. In addition, each director receives a stock option for 10,000 Common Shares (15,000 for the Chairman of the Board), which may be exercised no earlier than six months after the date of grant and no later than ten years after the date of grant with an option price equal to the fair market value of the Common Shares as of the date of the grant. The restricted Common Shares that have not vested are subject to forfeiture if the director does not serve for a full year following grant of those shares. All directors are reimbursed for certain expenses in connection with attendance at Board and committee meetings. In addition to the foregoing payments, a $5,000 retainer was paid during fiscal 2007 to each member of the Transition Committee and of the Search Committee for his or her services.

DIRECTOR COMPENSATION TABLE FOR FISCAL 2007

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Cynthia L. Feldmann	26,007	14,191	92,100	-	132,298
Stephen R. Hardis	34,507	14,191	92,100	-	140,798
Jacqueline B. Kosecoff	29,507	14,191	92,100	-	135,798
Raymond A. Lancaster	47,007	14,191	92,100	-	153,298
Kevin M. McMullen	27,507	14,191	92,100	-	133,798
J.B. Richey	25,007	14,191	92,100	-	131,298
Mohsen M. Sohi	28,507	14,191	92,100	-	134,798
John P. Wareham	114,507	14,191	138,150	-	266,848
Loyal W. Wilson	41,007	14,191	92,100	-	147,298
Michael B. Wood	23,007	14,191	92,100	-	129,298

(1)	The dollar amount represents the amount paid in cash for the annual retainer plus fees earned by attendance at Board and committees meetings during the fiscal year ended March 31, 2007. Actual cash payments to directors are made each year on an annual term basis in early August. At that time, the annual retainer for the term just begun and fees for all meetings attended during the previous annual term are paid.

(2)	The dollar amounts represent the compensation cost that was earned by the named director and recognized by the Company during fiscal 2007 related to restricted stock. Compensation cost is initially measured based on the grant date fair value of an award, determined pursuant to FAS 123R (excluding estimate of forfeiture) utilizing assumptions discussed in Note 2 to our financial statements for the fiscal year ended March 31, 2007. Compensation cost is recognized for financial reporting purposes over the period in which the named director is required to provide service in exchange for the award. The grant date fair value estimate for these restricted stock awards determined in accordance with the provisions of FAS 123R was $14,244 for each director.

In fiscal 2007, each director elected at the 2006 Annual Meeting of Shareholders received a grant of 610 shares of restricted stock. As of March 31, 2007, 261 of these shares are restricted. The restrictions on these remaining shares will have lapsed as of the 2007 Annual Meeting.

(3)	The dollar amounts represent the compensation cost that was earned by the named director and recognized by the Company during 2006 related to stock options granted both in fiscal 2007 and prior fiscal years in accordance with FAS 123R. Compensation cost is initially measured based on the grant date fair value of an award, determined pursuant to FAS 123R (excluding estimate of forfeiture) utilizing assumptions discussed in Note 2 to our financial statements for the fiscal year ended March 31, 2007. Compensation cost is recognized for financial reporting purposes over the period in which the named director is required to provide service in exchange for the award. The grant date fair value estimate for these stock option awards in accordance with the provisions of FAS 123R equaled the compensation cost recognized by the Company during fiscal 2007. For information regarding the aggregate number of options of each non-employee director outstanding as of March 31, 2007, see “Aggregate Equity Holdings by Non-Employee Directors at March 31, 2007” on page 44.

DIRECTOR FEE BREAKDOWN FOR FISCAL 2007

Name	Annual Retainer Fee ($)	Board Meeting Fees ($)	Regular Committee Fees ($)	Special Committees Retainer Fee ($)	Special Committees Meeting Fee ($)	Total Cash Fees ($)
Cynthia L. Feldmann	10,007	11,000	5,000	-	-	26,007
Stephen R. Hardis	10,007	10,000	7,000	5,000	2,500	34,507
Jacqueline B. Kosecoff	10,007	10,000	2,000	5,000	2,500	29,507
Raymond A. Lancaster	10,007	11,000	3,500	10,000	2,500	47,007
Kevin M. McMullen	10,007	11,000	6,500	-	-	27,507
J.B. Richey	10,007	11,000	4,000	-	-	25,007
Mohsen M. Sohi	10,007	9,000	3,500	5,000	1,000	28,507
John P. Wareham	61,007	11,000	7,500	10,000	25,000	114,507
Loyal W. Wilson	10,007	11,000	5,000	5,000	10,000	41,007
Michael B. Wood	10,007	11,000	2,000	-	-	23,007

AGGREGATE EQUITY HOLDINGS BY NON-EMPLOYEE DIRECTORS AT MARCH 31, 2007

Name	Options (#)	Deferred Shares (#)	Market Value of Deferred Shares ($)	Restricted Shares(1) (#)	Market Value of Restricted Shares(2) ($)
Cynthia L. Feldmann	25,000			261	6,932
Stephen R. Hardis	70,000			261	6,932
Jacqueline B. Kosecoff	40,000			261	6,932
Raymond A. Lancaster	90,000			261	6,932
Kevin M. McMullen	70,000			261	6,932
J.B. Richey	100,000			261	6,932
Mohsen M. Sohi	20,000			261	6,932
John P. Wareham	80,000			261	6,932
Loyal W. Wilson	100,000			261	6,932
Michael B. Wood	30,000			261	6,932
Total	625,000			2,610	69,320

(1)	For information regarding the stock ownership positions of our directors, see the table on page 45 below under “Stock Ownership of Directors and Executive Officers”.

(2)	The market value of restricted shares is calculated by multiplying the closing market price of the Common Shares on March 31, 2007, or $26.56, by the number of shares.

OWNERSHIP OF VOTING SECURITIES

5% Owners

The following table shows certain information with respect to all persons known by STERIS to beneficially own more than five percent of the Company’s outstanding Common Shares, based on the number of Common Shares outstanding as of May 31, 2007.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Shapiro Capital Management Company, Inc. 60 Peachtree Road, NW, Suite 1555, Atlanta, GA 30305	4,946,431	(1)	7.57%
Eminence Capital, LLC 65 East 55th Street, 25th Floor, New York, NY 10022	4,550,000	(2)	6.96%

(1)	Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2007, which Schedule specifies that Shapiro Capital Management Company, Inc. has sole voting power with respect to 4,486,475 of these shares, shared voting power with respect to 459,954 of these shares and sole dispositive power with respect to all of these shares.

(2)	Based upon information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007, which Schedule specifies that Eminence Capital, LLC has shared voting and dispositive power with respect to all of these shares.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the beneficial ownership of our Common Shares by each director of the Company, each nominee for election as director, each of the named executive officers and all directors, nominees, and executive officers of the Company as a group, as of May 31, 2007, unless otherwise indicated below.

	Number of Shares Beneficially Owned as of May 31, 2007(1)
Name of Beneficial Owner	Shares Owned Directly and Indirectly(2)	Stock Options Exercisable Within 60 Days of May 31, 2007	Total Stock-Based Ownership
Les C. Vinney	165,200	622,500	787,700
Michael J. Tokich	2,698	49,100	51,798
Laurie Brlas(3)	5,000	0	5,000
Peter A. Burke	9,000	102,000	111,000
Gerard J. Reis	4,400	152,500	156,900
Robert E. Moss	16,822	60,938	77,760
Cynthia L. Feldmann	1,337	25,000	26,337
Stephen R. Hardis	14,778	70,000	84,778
Jacqueline B. Kosecoff	2,285	40,000	42,285
Raymond A. Lancaster	12,212	90,000	102,212
Kevin M. McMullen	7,010	70,000	77,010
J.B. Richey	123,883	70,000	193,883
Mohsen M. Sohi	1,124	20,000	21,124
John P. Wareham	4,430	80,000	84,430
Loyal W. Wilson	10,610	80,000	90,610
Michael B. Wood	1,661	30,000	31,661

All Directors, Nominees,and Executive Officers as a group (20 persons)(4)	428,342	1,884,938	2,313,280

(1)	As of May 31, 2007, with the exception of Mr. Vinney, who held approximately 1.19% of our outstanding Common Shares (a) no director, nominee, or executive officer beneficially owned 1% or more of our outstanding Common Shares and (b) the directors, nominees and executive officers of the Company as a group beneficially owned approximately 3.44% of the outstanding Common Shares.

(2)	Included are (a) Common Shares owned outright; (b) restricted Common Shares; and (c) Common Shares held in the Company’s 401(k) plan.

(3)	Ownership is based on number of Common Shares indicated in Ms. Brlas’ last Form 4 filed on December 11, 2006.

(4)	Ms. Brlas resigned from the Company in December 2006. Total does not include Ms. Brlas’ stock ownership.

SUMMARY OF EQUITY COMPENSATION PLANS

In the table shown below is information concerning all equity compensation plans and individual equity compensation arrangements in effect as of March 31, 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b) ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,207,997	21.86	6,029,315
Equity compensation plans not approved by security holders	255,000(1)	16.22	-
Total	5,462,997	21.60	6,029,315

(1)	Represents options granted to key employees as inducements for them to enter into the employ of the Company or a subsidiary. Although not issued pursuant to a plan approved by security holders, these options are, in general, subject to the terms of the STERIS Corporation 1994 Equity Compensation Plan (which was approved by security holders) to the same extent as if they had been issued pursuant to that plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on Company records and information, including a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company, the Company believes that all filing requirements applicable to directors, executive officers, and greater than 10% shareholders under Section 16(a) of the Securities Exchange Act of 1934 for the fiscal year ended March 31, 2007 were complied with on a timely basis.

SHAREHOLDER NOMINATIONS OF DIRECTORS AND NOMINEE CRITERIA

The Company’s Compensation and Corporate Governance Committee will consider shareholder recommendations for candidates to be nominees for election to the Company’s Board of Directors if such recommendations are in writing and set forth the information listed below. Such recommendations must be submitted to STERIS Corporation, 5960 Heisley Road, Mentor, Ohio 44060-1834, Attention: Mark D. McGinley Secretary, and must be received at the Company’s executive offices not less than 60 and not more than 90 days prior to the Annual Meeting of Shareholders. All shareholder recommendations for director nominee candidates must set forth the following information:

1.	The name and address of the shareholder recommending the proposed director nominee for consideration as that information appears on the records of the Company, the telephone number where the shareholder can be reached during normal business hours, the number of shares owned by the shareholder, and the length of time the shares have been owned by the shareholder. If the person recommending the proposed director nominee is not a shareholder of record or if the shares are owned by an entity, reasonable evidence of the person’s beneficial ownership of the shares or the person’s authority to act on behalf of the entity;

2.	Complete information as to the identity and qualifications of the proposed director nominee, including the full legal name, age, business and residence addresses and telephone numbers, and other contact information, the number of shares owned by the proposed director nominee, and the principal occupation and employment of the proposed director nominee, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations, and business and other relevant experience (including directorships, employments, and civic activities) and qualifications of the proposed director nominee;

3.	The reasons why, in the opinion of the recommending shareholder, the proposed director nominee is qualified and suited to be a director of the Company;

4.	The disclosure of any relationship of the proposed director nominee with the Company or any of its subsidiaries or affiliates, whether direct or indirect;

5.	A description of all relationships, arrangements, and understandings between the proposing shareholder and the proposed director nominee and any other person(s) (naming such person(s)) pursuant to which the proposed director nominee is being proposed or would serve as a director, if elected; and

6.	A written acknowledgement by the proposed director nominee that he or she has consented to being considered as a nominee, has consented to the Company’s undertaking of an investigation into his or her background, education, experience, and other qualifications if the Corporate Governance and Compensation Committee desires to do so, has consented to be named in the Company’s proxy statement, if so determined, and has consented to serve as a director of the Company, if elected.

There are no specific minimum qualifications or specific qualities or skills that are necessary for directors of the Company to possess. In evaluating proposed director nominees, the Compensation and Corporate Governance Committee will consider such factors as it deems appropriate, consistent with the Company’s Governance Guidelines, and other factors identified from time to time by the Board of Directors. The Compensation and Corporate Governance Committee will consider the entirety of each proposed director nominee’s credentials. As a general matter, the Committee will consider factors such as personal and professional ethics, integrity, commitment, judgment, independence, possible conflicts of interest, experience, diversity of background, availability, comparison of the approach of incumbent members of the Board of Directors, and ability to represent the interests of all shareholders, not just those of a particular philosophy or constituency.

The Compensation and Corporate Governance Committee will consider all information provided that it deems is relevant to a proposed director nominee’s nomination as a director of the Company. Following such consideration, the Committee may seek additional information regarding, and may request an interview with, any proposed director nominee whom it wishes to continue considering. Based upon all information available to it and any interviews it may have conducted, the Committee will meet to determine whether to recommend the proposed director nominee to the Board of Directors. The Committee will consider proposed director nominees recommended by shareholders on the same basis as proposed director nominees from other sources, subject to the procedures described herein and in the Company’s Amended and Restated Code of Regulations.

The Compensation and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating director nominees. Candidates may be recommended by current members of the Board of Directors, third-party search firms or shareholders. The Compensation and Corporate Governance Committee generally does not consider recommendations for director nominee submitted by other constituencies. In order to preserve its impartiality, the Compensation and Corporate Governance Committee will not consider any recommendations from shareholders that are not submitted in accordance with the procedures set forth above.

SHAREHOLDER PROPOSALS

In response to matters submitted by shareholders for consideration at special or annual meetings of shareholders, the Compensation and Corporate Governance Committee shall designate one or more members of management of the Company to review properly submitted proposals and to obtain all necessary information to allow management designees to present the shareholder proposal to the Compensation and Corporate Governance Committee for further consideration. Upon submission of a shareholder proposal to the Compensation and Corporate Governance Committee, the Committee will evaluate and make recommendations, as appropriate, to the Board of Directors, with respect to the proposal. This evaluation by the Compensation and Corporate Governance Committee may include, without limitation, consideration of (a) the appropriateness of the proposal, (b) applicable requirements of the Company’s Articles of Incorporation and Amended and Restated Code of Regulations, as amended from time to time, (c) legal requirements, including requirements under applicable state law, (d) whether the shareholder proposal previously has been submitted to shareholders for a vote, and if so, the vote received for and against the proposal, (e) the best interests of all shareholders of the Company, (f) the impact that implementation of the proposal would have on the overall operations of the Company, (g) whether the proposal would result in appropriately accomplishing the goals and objectives described in the proposal, and (h) any other considerations that the Compensation and Corporate Governance Committee may deem appropriate. The process of evaluation may include communication directly with the shareholder proponent by the Compensation and Corporate Governance Committee or the management designees, as the Compensation and Corporate Governance Committee may deem appropriate.

The deadline for shareholders to submit proposals to be considered for inclusion in the proxy statement for the 2008 Annual Meeting of Shareholders is expected to be February 22, 2008. However, if the date of the 2008 Annual Meeting is changed by more than 30 calendar days from the date on which this year’s meeting is held, a proposal must be received by the Company a reasonable time before the solicitation in connection with the meeting is made.

Additionally, a shareholder may submit a proposal for consideration at the 2008 Annual Meeting of Shareholders, but not for inclusion in the proxy statement, if that proposal is submitted not less than 120 calendar days in advance of the anniversary of the previous year’s annual meeting, which deadline will be March 28, 2008. The Company’s proxy statement for the 2008 Annual Meeting of Shareholders will give discretionary authority to proxy holders to vote with respect to properly submitted proposals not included in such Proxy Statement. For a proposal to be properly requested by a shareholder to be brought before the 2008 Annual Meeting of Shareholders, the shareholder must comply with all of the requirements in STERIS’s Amended and Restated Code of Regulations as the same may be amended from time to time, as well as the timeliness requirement described above.

MISCELLANEOUS MATTERS

There are no miscellaneous matters.

ANNUAL REPORT

The Annual Report to Shareholders of the Company for the fiscal year ended March 31, 2007, which includes financial statements for the Company for the fiscal year then ended, is being mailed to each shareholder of record with this Proxy Statement.

By Order of the Board of Directors,

MARK D. MCGINLEY

Secretary

June 21, 2007

ANNEX A-1

ARTICLE VII

SHARES

Section 1. Form of Certificates and Signatures. Each holder of shares shall be entitled to one or more certificates, signed by the Chairman of the Board, the President, or a Vice President and by the Secretary, an Assistant Secretary, the Treasurer, or an Assistant Treasurer of the corporation, which shall certify the number and class of shares held by the shareholder in the corporation, but no certificate for shares shall be executed or delivered until the shares are fully paid. When a certificate is countersigned by an incorporated transfer agent or registrar, the signature of any officer of the corporation may be facsimile, engraved, stamped, or printed. Although any officer of the corporation whose manual or facsimile signature is affixed to a certificate ceases to be that officer before the certificate is delivered, the certificate nevertheless shall be effective in all respects when delivered. Notwithstanding anything to the contrary in the foregoing, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes and series of shares may be uncertificated, except that any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation.

Section 2. Transfer of Shares. The Board of Directors shall have authority to make such rules and regulations as it deems appropriate concerning the issuance, transfer and registration of shares and may appoint or revoke the appointment of transfer agents and registrars for shares.

Section 3. Lost, Stolen, or Destroyed Certificates. The corporation may issue a new certificate for shares in place of any certificate theretofore issued by it and alleged to have been lost, stolen, or destroyed; the Board of Directors may, however, in its discretion, require the owner, or the owner’s legal representatives, to give the corporation a bond containing such terms as the Board of Directors may require to protect the corporation or any person injured by the execution and delivery of a new certificate.

A-1

ANNEX A-2

ARTICLE VII

~~CERTIFICATES FOR~~ SHARES

Section 1. Form of Certificates and Signatures. Each holder of shares shall be entitled to one or more certificates, signed by the Chairman of the Board, the President, or a Vice President and by the Secretary, an Assistant Secretary, the Treasurer, or an Assistant Treasurer of the corporation, which shall certify the number and class of shares held by the shareholder in the corporation, but no certificate for shares shall be executed or delivered until the shares are fully paid. When a certificate is countersigned by an incorporated transfer agent or registrar, the signature of any officer of the corporation may be facsimile, engraved, stamped, or printed. Although any officer of the corporation whose manual or facsimile signature is affixed to a certificate ceases to be that officer before the certificate is delivered, the certificate nevertheless shall be effective in all respects when delivered. Notwithstanding anything to the contrary in the foregoing, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes and series of shares may be uncertificated, except that any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation.

~~Section 2~~. ~~Transfer of Shares~~. ~~Shares of the corporation shall be transferable upon the books of the corporation by the holders thereof, in person, or by a duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares of the same class or series, with duly executed assignment and power of transfer endorsed thereon or attached thereto, and with such proof of the authenticity of the signatures to such assignment and power of transfer as the corporation or its agents may reasonably require.~~

Section 2. Transfer of Shares. The Board of Directors shall have authority to make such rules and regulations as it deems appropriate concerning the issuance, transfer and registration of shares and may appoint or revoke the appointment of transfer agents and registrars for shares.

Section 3. Lost, Stolen, or Destroyed Certificates. The corporation may issue a new certificate for shares in place of any certificate theretofore issued by it and alleged to have been lost, stolen, or destroyed; the Board of Directors may, however, in its discretion, require the owner, or the owner’s legal representatives, to give the corporation a bond containing such terms as the Board of Directors may require to protect the corporation or any person injured by the execution and delivery of a new certificate.

~~Section 4. Transfer Agent and Registrar. The Board of Directors may appoint, or revoke the appointment of, transfer agents and registrars and may require all certificates for shares to bear the signatures of the transfer agents and registrars, or any of them.~~

A-2

PLEASE VOTE, SIGN, DATE, AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

ê FOLD AND DETACH HERE ê
PROXY	STERIS CORPORATION	PROXY

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 26, 2007

This Proxy is solicited by the Board of Directors

At the Annual Meeting of Shareholders of the Company to be held on July 26, 2007, and at any adjournment thereof, John P. Wareham, Michael J. Tokich, Mark McGinley and Dennis Patton, and each of them, with full power of substitution in each (the “Proxies”), are hereby authorized to represent me and to vote my shares on the following Proposals:

1.	Electing directors to serve for a one-year term of office expiring at the Company’s 2008 Annual Meeting of Shareholders. The nominees for the Board of Directors are: Cynthia L. Feldmann, Jacqueline B. Kosecoff, Raymond A. Lancaster, Kevin M. McMullen, J. B. Richey, Mohsen M. Sohi, John P. Wareham, Loyal W. Wilson and Michael B. Wood.

2.	Approving certain amendments to the Company’s Amended and Restated Code of Regulations relating to the new NYSE requirement regarding uncertificated shares.

3.	Ratifying the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008.

The Board of Directors recommends votes FOR the election of the nominees listed above, FOR the approval of the amendments to the Company’s Amended and Restated Code of Regulations, and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008.

Unless otherwise specified, this Proxy will be voted FOR the election of the nominees listed above, FOR the approval of the amendments to the Company’s Amended and Restated Code of Regulations, and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008. SEE REVERSE SIDE.

(change of address)

(If you have written in the above space, please mark the corresponding box on the reverse side.)

c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509

PLEASE VOTE, SIGN, DATE, AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

ê FOLD AND DETACH HERE ê

STERIS CORPORATION

PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY. ☒

1.

Election of Directors             Director Nominees:

Cynthia L. Feldmann, Jacqueline B. Kosecoff, Raymond A. Lancaster, Kevin M. McMullen, J. B. Richey, Mohsen M. Sohi, John P. Wareham, Loyal W. Wilson, and Michael B. Wood.

		For All ☐	Withheld All ☐	For All Except: ☐

	The Board of Directors recommends a vote FOR all the above nominees.	Nominee Exception(s):

2.	Approval of certain amendments to the Company’s Amended and Restated Code of Regulations relating to the new NYSE requirement regarding uncertificated shares.	For ☐	Against ☐	Abstain ☐
The Board of Directors recommends a vote FOR Proposal 2.

3.	Ratifying the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008.	For ☐	Against ☐	Abstain ☐
	The Board of Directors recommends a vote FOR Proposal 3.	I Will Attend Meeting	☐	Change of Address ☐
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournment thereof and matters incident to the conduct of the meeting.
Date: , 2007

Signature(s)

Signatures(s)
NOTE: Please sign exactly as name appears in the area to the left. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

PLEASE VOTE, SIGN, DATE, AND RETURN THIS DIRECTION FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

ê  FOLD AND DETACH HERE  ê

DIRECTION FORM	STERIS CORPORATION	DIRECTION FORM

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 26, 2007

Instructions for Voting Shares Held by Delaware Charter Guarantee & Trust Company d.b.a. Principal Trust Company, Trustee under the STERIS Corporation 401(k) Plan and Trust (the “Plan”)

Pursuant to the Plan, I hereby direct Delaware Charter Guarantee & Trust Company d.b.a. Principal Trust Company, as Trustee, to vote in person or by proxy all Common Shares of the Company credited to my stock fund account under the Plan at the Annual Meeting of Shareholders of the Company to be held on July 26, 2007, and at any adjournment thereof, as specified, on all matters coming before said meeting, including:

1.	Electing directors to serve for a one-year term of office expiring at the Company’s 2008 Annual Meeting of Shareholders. The nominees for the Board of Directors are: Cynthia L. Feldmann, Jacqueline B. Kosecoff, Raymond A. Lancaster, Kevin M. McMullen, J. B. Richey, Mohsen M. Sohi, John P. Wareham, Loyal W. Wilson, and Michael B. Wood.

2.	Approving certain amendments to the Company’s Amended and Restated Code of Regulations relating to the new NYSE requirement regarding uncertificated shares.

3.	Ratifying the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008.

The Board of Directors recommends votes FOR the election of the nominees listed above, FOR the approval of amendments to the Company’s Amended and Restated Code of Regulations, and FOR the ratification of Ernst & Young LLP as the Company’s independent registered accounting firm for the fiscal year ending March 31, 2008.

IF THE TRUSTEE DOES NOT RECEIVE YOUR INSTRUCTIONS FOR VOTING, IT WILL VOTE THE SHARES CREDITED TO YOUR STOCK FUND ACCOUNT IN THE SAME PROPORTION AS IT VOTES THOSE SHARES WITH RESPECT TO WHICH IT DOES RECEIVE VOTING INSTRUCTIONS REGARDING THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE, THE APPROVAL OF AMENDMENTS TO THE COMPANY’S AMENDED AND RESTATED CODE OF REGULATIONS, THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2008 AND ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. SEE REVERSE SIDE.

DIRECTION FORMS MUST ARRIVE AT THE OFFICES OF NATIONAL CITY BANK, THE TABULATING AGENT, NO LATER THAN 5:00 P.M., EASTERN DAYLIGHT-SAVING TIME, ON JULY 19, 2007, FOR TABULATION.

c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509

PLEASE VOTE, SIGN, DATE, AND RETURN THIS DIRECTION FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

ê  FOLD AND DETACH HERE  ê

STERIS CORPORATION

PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.     ☒

1.	Election of Directors Director Nominees:	For All ☐	Withheld All ☐	For All Except: ☐

Cynthia L. Feldmann, Jacqueline B. Kosecoff, Raymond A. Lancaster,

Kevin M. McMullen, J. B. Richey, Mohsen M. Sohi, John P. Wareham, Loyal W.
Wilson, and Michael B. Wood.

The Board of Directors recommends a vote FOR all the

above nominees.

Nominee Exception(s):

2.	Approval of certain amendments to the Company’s Amended	For	Against	Abstain
	and Restated Code of Regulations relating to the new NYSE	☐	☐	☐
requirement regarding uncertificated shares.
The Board of Directors recommends a vote FOR Proposal 2.

3.	Ratifying the appointment of Ernst & Young LLP as the	For	Against	Abstain
	Company’s independent registered public accounting firm for	☐	☐	☐
the fiscal year ending March 31, 2008.
The Board of Directors recommends a vote FOR Proposal 3.

I Will Attend Meeting  ☐

In its discretion, the Trustee is authorized to vote upon such other business as may properly come before the meeting or at any adjournment thereof and matters incident to the conduct of the meeting.

Date: , 2007

Signature(s)

Signatures(s)
NOTE: Please sign exactly as name appears in the area to the left. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.